                          REVOLVING CREDIT AGREEMENT


                          Dated as of April 15, 1996


                                 by and among


                         SPEEDFAM INTERNATIONAL, INC.,

                                as the Company


                                      and


                     THE FIRST NATIONAL BANK OF CHICAGO AND
                        FIRSTAR BANK, MILWAUKEE, N.A.,


                                 as the Banks


                                      and


                         FIRSTAR BANK MILWAUKEE, N.A.

                                 as the Agent

                              TABLE OF CONTENTS
                                                                            Page
                                                                            ----

SECTION 1  DEFINITIONS AND TERMS . . . . . . . . . . . . . . . . . . . . . .   1
     1.1 Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2 Accounting and Financial Determinations . . . . . . . . . . . . . .   9
     1.3 Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     1.4 Other Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 2  AMOUNTS AND TERMS OF OBLIGATIONS  . . . . . . . . . . . . . . . .  10
     2.1 Revolving Loans . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     2.2 Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . .  13
     2.3 Funding Procedures  . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.4 Interest After Default  . . . . . . . . . . . . . . . . . . . . . .  14
     2.5 Loan Account  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.6 Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     2.7 Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     2.8 Effect of Regulatory Change . . . . . . . . . . . . . . . . . . . .  15
     2.9 No Obligation to Extend or Forbear  . . . . . . . . . . . . . . . .  16

SECTION 3  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . .  16
     3.1  Organization, Qualification and Subsidiaries . . . . . . . . . . .  16
     3.2  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  17
     3.3  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.4  Absence of Conflicting Obligations . . . . . . . . . . . . . . . .  17
     3.5  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.6  Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . .  18
     3.7  Accuracy of Information. . . . . . . . . . . . . . . . . . . . . .  18
     3.8  Ownership of Property. . . . . . . . . . . . . . . . . . . . . . .  18
     3.9  Federal Reserve Regulations. . . . . . . . . . . . . . . . . . . .  19
     3.10 ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.11 Places of Business . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.12 Other Names  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.13 Not an Investment Company  . . . . . . . . . . . . . . . . . . . .  19
     3.14 No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.15 Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.16 Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.17 Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 4  CONDITIONS PRECEDENT TO OBLIGATIONS  . . . . . . . .  . . . . . .  20
     4.1 Initial Obligations . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.2 Subsequent Obligations  . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 5  AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . .  . . . . . .  22
     5.1 Corporate Existence; Compliance With Laws;
         Maintenance of Business; Taxes  . . . . . . . . . . . . . . . . . .  22
     5.2 Maintenance of Property; Insurance  . . . . . . . . . . . . . . . .  22
     5.3 Financial Statements  . . . . . . . . . . . . . . . . . . . . . . .  23
     5.4 Inspection of Property and Records  . . . . . . . . . . . . . . . .  24
     5.5 Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . .  24

     5.6  Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     5.7  Comply With, Pay and Discharge All Notes,
          Mortgages, Deeds of Trust and Leases . . . . . . . . . . . . . . .  25
     5.8  Environmental Compliance . . . . . . . . . . . . . . . . . . . . .  25
     5.9  Fees and Costs . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     5.10 Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     5.11 Appraisals . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     5.12 SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     5.13 Certain Lender Notices . . . . . . . . . . . . . . . . . . . . . .  28

SECTION 6 NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.1  Sale of Assets, Consolidation, Merger, Etc.  . . . . . . . . . . .  29
     6.2  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.3  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.4  Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.5  Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . .  30
     6.6  Loans, Investments . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.7  Compliance with ERISA. . . . . . . . . . . . . . . . . . . . . . .  31
     6.8  Net Worth. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     6.9  Interest Coverage Ratio. . . . . . . . . . . . . . . . . . . . . .  31
     6.10 Funded Debt to Cash Flow . . . . . . . . . . . . . . . . . . . . .  32
     6.11 Funded Debt to Capitalization  . . . . . . . . . . . . . . . . . .  32
     6.12 Operating Leases . . . . . . . . . . . . . . . . . . . . . . . . .  32
     6.13 Certain Lender Amendments. . . . . . . . . . . . . . . . . . . . .  32

SECTION 7 DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . .  32
     7.1  Events of Default Defined  . . . . . . . . . . . . . . . . . . . .  32
     7.2  Remedies Upon Event of Default . . . . . . . . . . . . . . . . . .  34

SECTION 8 RELATIONSHIP OF AGENT AND BANKS  . . . . . . . . . . . . . . . . .  35
     8.1  Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     8.2  Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     8.3  Action on Instructions of Banks  . . . . . . . . . . . . . . . . .  35
     8.4  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     8.5  Application of Payments  . . . . . . . . . . . . . . . . . . . . .  37
     8.6  General Immunity . . . . . . . . . . . . . . . . . . . . . . . . .  37
     8.7  No Responsibility for Loans, Recitals, Etc.  . . . . . . . . . . .  37
     8.8  Employment of Agents and Counsel . . . . . . . . . . . . . . . . .  38
     8.9  Reliance on Documents, Counsel . . . . . . . . . . . . . . . . . .  38
     8.10 Inspections. . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     8.11 Agent's Reimbursement and Indemnification  . . . . . . . . . . . .  38
     8.12 Rights as a Lender . . . . . . . . . . . . . . . . . . . . . . . .  39
     8.13 Bank Credit Decision . . . . . . . . . . . . . . . . . . . . . . .  39
     8.14 Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . .  39
     8.15 Noteholders  . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

SECTION 9 MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     9.1  Assignability; Successors  . . . . . . . . . . . . . . . . . . . .  40
     9.2  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     9.3  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     9.4  Counterparts; Headings . . . . . . . . . . . . . . . . . . . . . .  40
     9.5  Entire Agreement; Amendments . . . . . . . . . . . . . . . . . . .  40

     9.6  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     9.7  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     9.8  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . .   42
     9.9  Conflicts and Ambiguities . . . . . . . . . . . . . . . . . . . .   42
     9.10 Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . .   42
     9.11 Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . .   42

                               LIST OF EXHIBITS

Exhibit A-1 - Revolving Credit Note from Company to Firstar

Exhibit A-2 - Revolving Credit Note from Company to First Chicago

Exhibit B -   Guaranty of SpeedFam Corp.

Exhibit C -   Opinion Letter

                               LIST OF SCHEDULES

Schedule 1 -  Intentionally Omitted

Schedule 2 -  Subsidiaries, Securities Disclosures

Schedule 3 -  Real Estate

Schedule 4 -  Liens/Capital Leases

                          REVOLVING CREDIT AGREEMENT
                          --------------------------

     THIS CREDIT AGREEMENT is made and entered into as of this 15th day of April, 1996, by and among SPEEDFAM INTERNATIONAL, INC., an Illinois corporation (f/k/a FamTec International, Inc.) (the "Company"), which has its principal office at 7406 West Detroit Street, Chandler, Arizona 85226, and THE FIRST NATIONAL BANK OF CHICAGO ("First Chicago"), a national banking association, which has its principal office at One First National Plaza, Chicago, Illinois 60670, and FIRSTAR BANK MILWAUKEE, N.A. ("Firstar"), a national banking association, formerly known as First Wisconsin National Bank of Milwaukee, which has its principal office at 777 East Wisconsin Avenue, Milwaukee, Wisconsin (First Chicago and Firstar in its capacity as a bank shall each be individually referred to as "Bank" and collectively as the "Banks"), and Firstar in its capacity as agent for the Banks (the "Agent").

                                   RECITALS
                                   --------

     The Company has requested that the Banks extend to it a credit not to exceed $22,500,000 in the form of Revolving Loans (including Letters of Credit in an aggregate principal amount not to exceed $5,000,000). The Banks have agreed separately and independently (and not jointly) to extend credit to the Company upon all of the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT
                                   ---------

     SECTION 1 DEFINITIONS AND TERMS

     1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

    "Affiliate" of a Person shall mean any (a) director, officer or employee of the Person, or (b) Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person if the controlling Person directly or indirectly, either individually or together with (in the case of an individual) his spouse, lineal descendants and ascendants and brothers or sisters by blood or adoption or spouses of such descendants, ascendants, brothers and sisters, owns five percent or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of the controlled Person, whether through the ownership of voting securities, through common directors, trustees or officers, by contract or otherwise.

     "Agreement" shall mean this Credit Agreement, as amended, supplemented, modified or extended from time to time.

     "Borrowing Date" shall have the meaning assigned in Section 2.1(c).

     "Business Day" shall mean a day other than a Saturday or Sunday on which banks are open for business in Milwaukee, Wisconsin; provided, however, that for purposes of LIBOR Rate Loans, the term "Business Day" shall mean only those days on which dealings in U.S. dollar deposits are carried out by U.S. financial institutions in the London interbank Eurodollar market.

     "Capitalization" shall mean, as of any time of determination thereof, the sum of Funded Debt and Net Worth.

     "Cash Flow" shall mean Net Income plus each of the following items, to the extent deducted by the Company in the calculation of Net Income for the applicable period in conformity with GAAP: (a) interest expense incurred; (b) income tax expense accrued, (c) depreciation, (d) amortization and (e) other non-cash charges not specified in clauses (c) or (d).

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

     "Default" shall mean an Event of Default or an event which with the giving of notice or the passage of time or both would constitute an Event of Default.

     "Employee Plan" shall mean any savings, profit sharing, or retirement plan or any deferred compensation contract or other plan maintained for employees of the Company and covered by Title IV of ERISA, including, without limitation, any "multiemployer plan" as defined in ERISA.

     "Environmental Law" shall mean any local, state or federal law or other statute, law, ordinance, rule, code, regulation, decree or order governing, regulating or imposing liability or standards of conduct concerning the use, treatment, generation, storage, disposal or other handling or release of any Hazardous Substance.

     "Environmental Liability" shall mean all liability arising under, resulting from or imposed by any Environmental Law.

     "Equity in Net Earnings of Affiliates" shall be determined on a consolidated basis in accordance with GAAP and mean the amount reflected on the Company's current Form 10-Q or Form 10-K, as applicable, for Equity in net earnings of affiliates.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

     "Event of Default" shall have the meaning assigned in Section 7.1.

     "Foreiqn Currency Translation Adjustment" shall be determined on a consolidated basis in accordance with GAAP and mean the amount reflected on the Company's current Form 10-Q or Form 10-K, as applicable, for Foreign currency translation adjustment.

     "Funded Debt" shall mean Indebtedness which matures more than one year from the date of creation or is directly or indirectly renewable or extendible at the option of the Company to a date more than one year from the date of creation, including the current maturities of such Indebtedness but excluding deferred income taxes.

     "GAAP" shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, results of operations and cash flows of the Company and its Subsidiaries.

     "Government Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing.

     "Guarantor" shall mean SpeedFam Corporation, an Illinois Corporation.

     "Guaranty" shall mean the Guaranty of the Guarantor to NBD and to Firstar, dated the date hereof in the form of EXHIBIT B, as amended, supplemented, modified, or extended from time to time.

     "Hazardous Substance" shall mean any pollutant, contaminant, waste or toxic or hazardous chemicals, wastes or substances, including, without limitation, asbestos, urea formaldehyde insulation, petroleum, PCB's, air pollutants, water pollutants, and other substances defined as hazardous substances or toxic substances in the Comprehensive Environmental Response,

Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S) 9061 et seq., Hazardous Materials Transportation Act, 49 U.S.C. (S) 1802, the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. (S) 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. (S) 3251 et seq., the Clean Air Act, 42 U.S.C. (S) 1857 et seq., the Clean Water Act, 33 U.S.C. (S) 1251 et seq., Chapter 144 of the Wisconsin Statutes, or any other statute, rule, regulation or order of any Government Authority having jurisdiction over the control of such wastes or substances, including without limitation the United States Environmental Protection Agency, the United States Nuclear Regulatory Agency, the State of Illinois and the Cook County Department of Health.

     "Indebtedness" shall mean all (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Company or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise; (c) commitments by which the Company or a Subsidiary assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Company or a Subsidiary, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse;
(f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Company or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company or a Subsidiary assures a creditor against loss; (g) unfunded obligations of the Company or a Subsidiary to any Employee Plan; (h) liabilities secured by any Lien on any Property owned by the Company or any Subsidiary even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Company and its Subsidiaries which would, in accordance with GAAP, be included on the liability portion of a balance sheet.

     "Letters of Credit" shall mean the face amount (in United States dollars or their United States dollar equivalent as calculated by the Agent) of all standby and documentary letters of credit issued by the Agent on behalf of the Banks at the request of the Company for its account pursuant to Section 2.2.

     "LIBOR Index Rate" shall mean with respect to a LIBOR Rate Loan for any Loan Period, the rate of interest per annum determined by the Agent to be the average offered rate for deposits in U.S. dollars for the applicable Loan Period (rounded up to the next whole multiple of 1/100 of 1%) which appear on the Reuters Screen LIBO Page (or such other page on which the appropriate information may be displayed), on the electronic communications terminals in the Agent's money center as of 10:00 a.m. (London time) for the day two Business Days prior to the first day of the applicable Loan Period. If fewer than two offered rates appear for a Loan Period, then the applicable LIBOR Rate shall be the average of the rates per annum (rounded up to the next whole multiple of 1/100 of 1%) at which deposits for a period of time equal or comparable to the applicable Loan Period in immediately available funds in United States dollars are offered to the Agent two Business Days prior to the beginning of such Loan Period by at least four major banks in the London interbank eurodollar market at or about 10:00 a.m. London time for delivery on the first day of such Loan Period.

     "LIBOR Interest Margin" shall mean 1.25% per annum, subject to adjustment pursuant to Section 2.1(b)(ii).

     "LIBOR Rate" for any Loan Period shall mean a rate per annum equal to the sum of (a) the quotient of the LIBOR Index Rate divided by the difference (expressed as a decimal) computed by subtracting the LIBOR Reserve Requirement from one, plus (b) the LIBOR Interest Margin.

     "LIBOR Rate Loans" shall mean Revolving Loans for which the Company has selected the LIBOR Rate as the base rate of interest under Section 2.1.

     "LIBOR Reserve Requirement" shall mean, with respect to each Loan Period, the stated rate of all reserve requirements (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Loan Period) that is specified on the first day of such Loan Period by the Board of Governors of the Federal Reserve System for determining the reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D) applicable to the Agent.

     "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), deed of trust, charge, preference, priority, security interest or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction.

     "Loan Account" shall mean an account on the books of the Agent in which the Agent will record, pursuant to Section 2.5, Obligations of the Company to the banks, payments made upon such

Obligations and other advances, debits and credits pertaining to the Obligations.

     "Loan Period" shall mean with respect to each LIBOR Rate Loan, the period commencing on the date of such LIBOR Rate Loan and ending one, two or three months thereafter, as the Company may elect in the notice of borrowing under
Section 2.1(c), provided that (a) any Loan Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the Loan Period would thereby be extended into the next calendar month, in which case the Loan Period shall end on the preceding Business Day, and (b) no Loan Period shall extend beyond the Termination Date.

     "Material Adverse Effect" shall mean (a) a Default, (b) a material adverse change in the business, prospects or condition (financial or otherwise) of the Company or the Guarantor or in any Property, (c) the termination of any material agreement to which the Company or the Guarantor is a party, (d) any material impairment of the right to carry on the business as now or proposed to be conducted by the Company or the Guarantor, or (e) any material impairment of the ability of the Company or the Guarantor to perform its obligations under this Agreement or the Related Documents.

     "Maximum Available Commitment" shall mean an amount equal to the excess (if any) of (a) the Revolving Loan Commitment, minus (b) the aggregate unpaid principal amount outstanding of all Revolving Loans made by the Banks and the face amount of all outstanding Letters of Credit.

     "Maximum Credit" shall mean the extension by the Banks to the Company of aggregate Obligations up to the Revolving Loan Commitment; provided that each Bank's independent obligation to extend credit is limited to the following amounts:

           First Chicago $9,000,000

           Firstar      $13,500,000

     "Net Income" or "Net Loss" shall mean, for any period, the net after-tax income (or net loss) of a Person on a consolidated basis determined in accordance with GAAP, excluding the after-tax effect of the sum of (a) any net earnings of any Subsidiary which are unavailable for the payment of dividends,
(b) interest in any net earnings of Persons in which a Person has an ownership interest, other than Subsidiaries, not actually received (but not excluding Equity in Net Earnings of Affiliates), (c) gains arising from a write-up of assets (d) gains arising from the acquisition of any securities of the Person or any Subsidiary, (e) gains resulting from the sale of any investments or capital assets (except gains upon the disposition of machinery and equipment and laboratory equipment used by the Company for demonstration purposes and shown on the Company's books as fixed assets), (f) amortization of any deferred credit arising from the acquisition of any Person or in the property or assets of any Person, (g) earnings of any Subsidiary prior to the date it became a Subsidiary,
(h) earnings acquired by the Person or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the date of acquisition, and (i) proceeds of any life insurance policies payable to the Person or any Subsidiary.

     "Net Worth" shall be determined on a consolidated basis in accordance with GAAP and mean Total Shareholder's Equity for the applicable period minus the Foreign Currency Translation Adjustment (gain or loss) for the applicable period.

     "Obligations" shall mean the Revolving Loans, the Letters of Credit, all mandatory prepayments, all costs and expenses and all other Indebtedness of the Company to the Agent or the Banks, including, without limitation, all liabilities under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements designed to protect against fluctuations in interest rates or currency exchange rates.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     "Permitted Liens" shall have the meaning assigned in Section 6.3.

     "Person" shall mean an individual, partnership, corporation, firm, enterprise, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

     "Prime Rate" shall mean the interest rate publicly announced by the Agent from time to time in Milwaukee, Wisconsin as its prime rate for interest rate determinations, which is solely a reference rate and may be at, above or below the rate or rates at which the Agent lends to other Persons. Any change in the Prime Rate shall become effective as of the opening of business on the day on which such change is publicly announced by the Agent.

     "Property" shall mean any interest of the Company or the Guarantor of any kind in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.

     "Pro Rata" shall mean ratably among the Banks in proportion to the ratio that their respective Maximum Credits bear to the aggregate Maximum Credit.

     "Regulatory Change" shall mean the adoption or amendment, after the date of this Agreement, of any federal or state law, regulation, interpretation, direction, policy, guideline or court decision applicable to any Bank or the London interbank eurodollar market which increases the cost to such Bank of making or maintaining the Obligations or reduces the rate of return to such Bank (by reduction of principal, interest or otherwise) on the Obligations by subjecting such Bank to any tax, duty or other charge with respect to the Obligations, imposing any reserve requirement (except any reserve requirement reflected in the LIBOR Rate or the LIBOR Reserve Requirement), affecting the treatment of any Obligation for purposes of calculating the appropriate amount of capital to be maintained by such Bank or any Person controlling such Bank, or imposing on such Bank any other condition affecting the Obligations.

     "Related Documents" shall mean the Revolving Credit Notes, the Guaranty and all other certificates, resolutions, or other documents required or contemplated hereunder.

     "Requirements of Law" shall mean as to any matter or Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, any Environmental Law), ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any Government Authority.

     "Required Banks" shall mean Banks whose Maximum Credits aggregate 100% of the aggregate Maximum Credits.

     "Restricted Payments" shall mean (a) dividends or other distributions by the Company or the Guarantor, as the case may be, based upon the stock of the Company or the Guarantor, as the case may be (except dividends payable solely in stock of the Company or the Guarantor, as the case may be), (b) purchases, redemptions or other acquisitions, direct or indirect, by the Company or the Guarantor, as the case may be, of stock of the Company or the Guarantor, as the case may be, whether now or hereafter outstanding, and (c) any other distribution by the Company or the Guarantor, as the case may be, in respect of stock of the Company or the Guarantor, as the case may be, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or otherwise.

     "Revolving Credit Notes" shall mean the promissory notes from the Company to Firstar and to First Chicago in the form of Exhibit A-1 and Exhibit A-2, respectively, evidencing the Revolving Loans, as amended, supplemented, modified or extended from time to time.

     "Revolving Loan Commitment" shall mean an aggregate principal amount not to exceed $22,500,000.

     "Revolving Loans" shall mean the loans to the Company pursuant to Section
2.1 evidenced by the Revolving Credit Notes.

     "Subsidiary" shall mean as to any Person, a corporation of which shares of stock having voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) sufficient to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

     "Termination Date" shall mean April 14, 1999 or such earlier date on which the Obligations shall terminate as provided in Section 7.2.

     "Total Shareholders' Equity" shall be determined on a consolidated basis in accordance with GAAP and mean the amount reflected on the Company's current Form 10-Q or Form 10-K, as applicable, for Total shareholders' equity.

     "UCC" shall mean the Uniform Commercial Code of the State of Wisconsin, as amended from time to time.

     1.2 Accounting and Financial Determinations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, except as specifically provided otherwise herein, such determination or calculation shall be made on a consolidated basis so as to include the Company and its Subsidiaries, if any, in each such calculation and, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP; provided, however, that if any change in GAAP from those applied in the preparation of the financial statements referred to in Section 5.3 is occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the American Institute of Certified Public Accountants (or its boards or committees or successors thereto or agencies with similar functions), the initial announcement of which change is made after the date hereof, results in a change in the method of calculation of financial covenants, standards or terms found in Section 6, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to reflect such changes with the desired result that the criteria for evaluating the Company's financial condition shall be the same after such changes as if such changes had not been made; and provided, further, that until such time as the parties hereto agree upon such amendments, such financial covenants, standards and terms shall be construed and calculated as though no change had taken place. When used herein, the term "financial statement" shall include balance sheets, statements of earnings, statements of stockholders' equity, statements of cash flows and the notes and schedules thereto, and each reference herein to a balance sheet or other financial statement of the Company shall be to a statement prepared on a consolidated and consolidating basis, unless otherwise specified.

     1.3 Interpretation. The words "hereof," "herein" and "hereunder" and words of a similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule and Exhibit references contained in this Agreement are references to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Any reference in any Section or definition to any clause is, unless otherwise specified, to such clause of such Section or definition.

     1.4 Other Terms. Except as otherwise specifically provided, each accounting term used herein shall have the meaning given to it under GAAP, and all other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the UCC to the extent the same are used or defined therein unless the context otherwise requires. Terms defined in other Sections of this Agreement shall have the meanings set forth therein.

     SECTION 2  AMOUNTS AND TERMS OF OBLIGATIONS
                --------------------------------

     2.1 Revolvinq Loans.

          (a) Prior to the Termination Date and so long as no Default has occurred, the Banks agree separately and independently (and not jointly) on the terms and conditions set forth in this Agreement to extend to the Company Revolving Loans from time to time in amounts not to exceed in the aggregate at any one time outstanding the Revolving Loan Commitment less the face amount of all outstanding Letters of Credit. Revolving Loans shall be made by the Banks Pro Rata. Subject to the terms of this Agreement, the Company may borrow, repay (in whole or in part) and reborrow the Revolving Loans prior to the Termination Date. The Revolving Loans made by each Bank shall be evidenced by their respective Revolving Credit Notes.

          (b) (i) From the date of the first Revolving Loan and until all Revolving Loans are paid in full, the Company shall pay all accrued and unpaid interest on the Revolving Loans on the first day of each month. Prior to an Event of

     Default, interest shall accrue on the aggregate unpaid principal amount from time to time outstanding under the Revolving Credit Notes at a rate per annum equal to (a) the applicable LIBOR Rate on each LIBOR Rate Loan, and (b) the Prime Rate on Revolving Loans which are not LIBOR Rate Loans. Interest shall be computed and adjusted daily based on the actual number of days elapsed in a year of 360 days. All outstanding unpaid principal and accrued interest on the Revolving Loans shall be due and payable on the Termination Date for the Revolving Loans.

          (ii) The initial LIBOR Interest Margin shall be 1.25% per annum. If, at the end of any fiscal quarter after the date hereof, the ratio of Funded Debt, as of the end of each fiscal quarter, to Cash Flow, for the four quarters then ended, as shown on the Company's financial statements for such quarters delivered to the Banks pursuant to Sections 5.3(a) or (b), is less than 1.0 : 1.0, then the LIBOR Interest Margin for all LIBOR Rate Loans shall be 1.0% per annum, effective on the date of receipt of such financial statements by the Banks. If, at the end of any fiscal quarter after the date hereof, the ratio of Funded Debt, as of the end of each fiscal quarter, to Cash Flow, for the four quarters then ended, is at least
     2.0 : 1.0, as shown on the Company's financial statements for such quarters delivered to the Banks pursuant to Sections 5.3(a) or (b), then the LIBOR Interest Margin for all LIBOR Rate Loans shall be equal to 1.50% per annum, effective on the date of receipt of such financial statements by the Banks. If, at the end of any fiscal quarter after the date hereof, the ratio of Funded Debt, as of the end of each fiscal quarter, to Cash Flow, for the four quarters then ended, is equal to or greater than 1.0 : 1.0 but less than 2.0 : 1.0, as shown on the Company's financial statements for such quarters delivered to the Banks pursuant to Sections 5.3(a) or (b), then the LIBOR Interest Margin for all LIBOR Rate Loans shall be equal to 1.25% per annum, effective on the date of receipt of such financial statements by the Banks. The Agent shall promptly notify the Banks of any applicable reduction or increase in the LIBOR Interest Margin.

          (c) The Company may obtain Revolving Loans by making a request therefor to the Agent, orally or in writing. Such request shall specify a Business Day prior to the Termination Date on which such Revolving Loans are to be made (the "Borrowing Date"), shall be received by the Agent by 12:00 Noon (Milwaukee time) three Business Days before the Borrowing Date in the case of LIBOR Rate Loans or otherwise by 12:00 Noon (Milwaukee time) of the Borrowing Date, and shall specify the amount of the Revolving Loans requested, whether the Revolving Loans are to be LIBOR Rate Loans and, if so, the requested Loan Period; provided, however, that within three days after any oral request for a Revolving Loan which is a

     LIBOR Rate Loan, the Agent shall receive from the Company a written confirmation in form acceptable to the Agent confirming the Company's LIBOR Rate Loan request, and the Banks' obligation to make further Revolving Loans hereunder shall be suspended until such confirmation has been received by the Agent. In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice shall control. The Company shall be obligated to repay all Revolving Loans notwithstanding the failure of the Agent to receive written confirmation, and notwithstanding the fact that the person requesting the Revolving Loan was not in fact authorised to do so. No Revolving Loan request shall be modified, altered or amended without the prior written consent of the Agent. Each Revolving Loan shall be in the principal amount of the lesser of (i) $10,000 or a multiple thereof or (ii) the Maximum Available Commitment; provided, however, that the Company may not request LIBOR Rate Loans in an amount less than $500,000 per request. The Agent shall promptly inform each Bank of each Revolving Loan request. Each Bank shall make available to the Agent at its principal office in Milwaukee, Wisconsin, in immediately available funds and not later than 3:00 p.m. Milwaukee time on the Borrowing Date, the amount of such Bank's Pro Rata share of such Revolving Loans. Upon receipt by the Agent of the amount of a Bank's Revolving Loan and fulfillment of the conditions specified in
     Section 4.2, the Agent shall promptly deposit the amount of such Revolving Loan in the general deposit account of the Company maintained at the Agent.

          (d) Revolving Loans which are not LIBOR Rate Loans may be converted (in amounts not less than $500,000 and additional increments of $100,000) into LIBOR Rate Loans by notice from the Company to the Agent meeting the requirements of Section 2.1(c). At the end of each respective Loan Period, LIBOR Rate Loans shall become Revolving Loans which are not LIBOR Rate Loans unless and until the Company converts such Revolving Loans to LIBOR Rate Loans.

          (e) The Company may request LIBOR Rate Loans only so long as the outstanding LIBOR Rate Loans bear no more than ten different LIBOR Rates. The Agent may require any LIBOR Rate Loans to be repaid prior to the Termination Date and may refuse to make LIBOR Rate Loans in the event the Agent determines that (i) maintenance of the LIBOR Rate Loans would violate any applicable Requirements of Law, (ii) the interest rates on LIBOR Rate Loans do not accurately reflect the cost of making such Revolving Loans, or
     (iii) deposits in the amount of any LIBOR Rate Loan are not available to the Agent in the London eurodollar interbank market.

          (f) In the event any Bank shall incur any loss, cost, expense or premium (including, without limitation, any loss of profit or loss, cost, expense or premium incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by such Bank to fund or maintain LIBOR Rate Loans or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to such Bank), as a result of:

               (i) any payment of any LIBOR Rate Loans on a date other than the last day of the then applicable Loan Period for any reason, whether before or after Default, and whether or not such payment is required by any provisions of this Agreement; or

               (ii) any failure by the Company to create, borrow, continue or effect by conversion any LIBOR Rate Loans on the date specified in a notice given pursuant to this Agreement;

     then upon the demand of such Bank, the Company shall pay to such Bank such amount as will reimburse such Bank for such loss, cost, expense or premium. If a Bank requests such a reimbursement it shall provide the Company with a certificate setting forth the computation of the loss, cost, expense or premium giving rise to the request for reimbursement in reasonable detail and such certificate shall be deemed prima facie correct.

          (g) The Company may, upon one Business Day's prior written notice to the Agent, permanently reduce the aggregate amount of the Revolving Loan Commitment; provided that no such reduction shall reduce the aggregate amount of the Revolving Loan Commitment to an amount less than the aggregate unpaid principal balance of the Revolving Credit Notes on the effective date of such reduction. Each reduction in the Revolving Loan Commitment shall be in a minimum amount of $100,000 and in integral multiples of $100,000 above such minimum.

     2.2 Letters of Credit. Prior to the Termination Date and so long as no Default has occurred, the Agent may from time to time, in the sole and absolute discretion of the Required Banks, issue Letters of Credit requested by the Company. The Company shall execute and deliver to the Agent the Agent's standard forms of agreements for irrevocable or standby documentary Letters of Credit evidencing the Company's reimbursement obligation to the Agent and the Banks. All outstanding Letters of Credit shall expire not later than the earlier of one year from the date of issuance or the Termination Date. In no event shall the aggregate amount of outstanding Letters of Credit exceed $5,000,000. Drafts drawn upon Letters of Credit shall be treated as Revolving Loans and shall bear interest at the rate of interest payable upon the Revolving Loans which are not LIBOR Rate Loans.

     2.3 Fundinq Procedures. Unless the Company or a Bank, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent, of (i) in the case of a Bank, the proceeds of a Revolving Loan or draw under a Letter of Credit as required hereunder or (ii) in the case of the Company, a payment of principal, interest, fees or charges to the Agent for the account of the Banks, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Bank or the Company, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Bank, the federal funds rate for each of the first three business days after the date of funding (as determined by the Agent) and thereafter at the interest rate applicable to the relevant Obligation, or (b) in the case of payment by the Company, the interest rate applicable to the relevant Obligation. A statement of the Agent submitted to the Company or any Bank with respect to any amounts owing under this Section 2.3 shall be conclusive, in the absence of manifest error. The failure of one of the Banks to make any Revolving Loan or loan respecting a draw under a Letter of Credit as required hereunder shall not relieve any other Bank of its obligation to lend its Pro Rata share of such Revolving Loan or Letter of Credit, hereunder, and in no event shall such other Banks or the Agent be liable in any way whatsoever to the Company for such failure of any Bank to make any Revolving Loan or loan respecting a Letter of Credit hereunder.

     2.4 Interest After Default. After an Event of Default, each of the Obligations shall bear interest at the rate of 2% per annum in excess of the applicable rates set forth herein; provided, that in the case of a LIBOR Rate Loan the maturity of which is accelerated, such LIBOR Rate Loan shall bear interest for the remainder of the applicable Loan Period at a rate equal to 2% plus the higher of the rate on the LIBOR Rate Loan or the rate on Revolving Loans which are not LIBOR Rate Loans. In no event shall the interest rate on the Obligations exceed the highest rate permitted by law.

     2.5 Loan Account. The Agent will enter as a debit to the Loan Account the aggregate principal amount of each Obligation as disbursed or issued from time to time by the Agent. The Agent shall also record in the Loan Account, in accordance with the

Agent's customary accounting practices: accrued interest and all other charges, expenses and other items properly chargeable to the Company hereunder or under the Related Documents; all payments made by the Company with respect to the Obligations, if any; and all other appropriate debits and credits. The debit balance of the Loan Account shall reflect the amount of the Obligations and other appropriate charges hereunder. Not more frequently than once each month, the Agent shall render a statement of account of the Loan Account including, with respect to Revolving Loans, a statement of the outstanding principal balance, Loan Period and applicable LIBOR Rate for each LIBOR Rate Loan, which statement shall be considered correct and accepted by the Company and conclusively binding upon the Company unless it notifies the Agent to the contrary within 30 days of the mailing of such statement by the Agent to the Company; provided, however, that the failure of the Agent to record any of the foregoing items in the Loan Account shall not limit or otherwise affect the Company's obligation to repay the Obligations.

     2.6 Payments. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest on the Obligations. Payments made by the Company to the Agent after 1:00 p.m. Milwaukee time shall be credited on the next Business Day. The Agent may debit to the depository accounts maintained by the Company with the Agent all payments on the Obligations when due without prior notice to or consent of the Company, provided that upon any such debit, the Agent will notify the Company of such debit promptly.

     2.7 Prepayments.

          (a) Optional Prepayments. The Company may at its option, at any time and from time to time, prepay the Obligations, in whole or in part. Partial prepayments shall be in the principal amount of $1,000 or a multiple thereof, together with accrued interest to the Prepayment Date on the amount prepaid. There shall be no prepayment premium or penalty except as provided in Section 2.1(f).

          (b) Mandatory Prepayment. At any time that the aggregate principal amount of Revolving Loans outstanding and face amount of Letters of Credit outstanding hereunder exceeds the Revolving Loan Commitment, the Company shall immediately pay the amount of such excess in immediately available funds, together with interest accrued on the amount of the payment.

     2.8 Effect of Requlatory Change. In the event of a Regulatory Change deemed by any Bank in good faith to be material, the Company shall pay to such Bank (within ten days after notice by such Bank to the Company of such Regulatory Change such notice which shall include a reasonably detailed description of such Regulatory Change) such amounts as such Bank deems reasonably necessary to compensate such Bank for the increase in the cost of making or maintaining the Obligations or the reduction in the rate of return to such Bank on the Obligations resulting from the Regulatory Change.

     2.9 No Obligation to Extend or Forbear. The Company acknowledges and agrees that the Agent and the Banks (a) upon execution hereof, have no duty or obligation of any kind to, and have made no representations of any kind or nature that the Banks will, extend credit or any other kind of financial accommodations to the Company after the Termination Date, or forbear at any time from the exercise of any of their rights or remedies under this Agreement, the Related Documents and applicable law, and (b) may at any time, in their sole and absolute discretion, exercise whatever rights and remedies the Agent and the Banks may have under this Agreement, the Related Documents and applicable law. All Obligations shall be due in full on the Termination Date without further demand.

     SECTION 3   REPRESENTATIONS AND WARRANTIES

     In order to induce the Banks to enter into this Agreement and make and incur the Obligations as herein provided, the Company hereby represents and warrants to the Agent and the Banks as follows:

     3.1 Organization, Qualification and Subsidiaries. The Company and the Guarantor each is a corporation duly organized and validly existing and in good standing under the laws of the state or jurisdiction of its incorporation. The Company and the Guarantor each has the corporate power and authority and all necessary licenses, permits and franchises to borrow hereunder and to own its assets and conduct its business as presently conducted. The Company and the Guarantor each is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the Company and the Guarantor each has substantial property or business operations, and to the best of the Company's knowledge, the Company and the Guarantor each has no material liabilities as a result of a failure to qualify to do business as a foreign corporation in any jurisdiction. All of the issued and outstanding capital stock of the Company and the Guarantor has been validly issued and is fully paid and non-assessable. Except as set forth on Schedule 2, (a) the Company has no Subsidiaries, (b) the Company does not own, directly or indirectly, more than 1% of the total outstanding shares of any class of capital stock of any other Person, and (c) there are no outstanding options, warrants or other rights to subscribe for or purchase from the Company any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company.

     3.2 Financial Statements.

          (a) The Company has furnished to the Banks year-end consolidated and consolidating financial statements for the Company for its fiscal years ended May 31, 1994 and May 31, 1995, audited by KPMG Peat, Marwick, and the financial statements prepared by the Company for the 9-month period ended February 29, 1996. All such financial statements are accurate and complete and were prepared in accordance with GAAP (except that the interim financial statements are subject to normal year-end audit adjustments) consistently applied throughout the applicable periods, and present fairly the financial condition of the Company as of such dates and the results of its operations and cash flows for the periods then ended. The balance sheets and footnotes thereto show all known liabilities, direct or contingent, of the Company and Subsidiaries as of the respective dates thereof in accordance with GAAP. There has been no Material Adverse Effect since the date of the latest of such statements. The Company's fiscal year begins on June 1.

          (b) The financial forecasts dated January 24, 1996 and furnished to the Banks by the Company are based on information and assumptions that are accurate and reasonable as of the date hereof.

     3.3 Authorization. The making, execution, delivery and performance of this Agreement and the Related Documents by the Company have each been duly authorized by all necessary corporate action. The valid execution, delivery and performance of this Agreement, the Related Documents and the transactions contemplated hereby and thereby, are not and will not be subject to any approval, consent or authorization of any Government Authority. This Agreement and the Related Documents are the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

     3.4 Absence of Conflicting Obligations. The making, execution, delivery and performance of this Agreement and the Related Documents and compliance with their respective terms do not violate or constitute a default, breach or violation under any Requirements of Law or any covenant, indenture, deed, lease, contract, agreement, mortgage, deed of trust, note or instrument to which the Company or the Guarantor is a party or by which it or the Guarantor is bound.

     3.5 Taxes. The Company and the Guarantor have filed all federal, state, foreign and local tax returns which were required to be filed, except those returns for which the due date has been validly extended. The Company and the Guarantor have paid or made provisions for the payment of all taxes, assessments, fees and other governmental charges owed, and no tax deficiencies have been proposed, threatened or assessed against the Company, which should have a Material Adverse Effect on the Company or the Guarantor. The federal income tax liability of the Company and the Guarantor has been finally determined by the Internal Revenue Service and satisfied for all taxable years up to and including the taxable year ended May 31, 1993 and there is no pending or, to the best of the Company's knowledge, threatened tax controversy or dispute as of the date hereof.

     3.6 Absence of Litigation. There is no pending or, to the knowledge of the Company, threatened litigation or administrative proceeding at law or in equity against the Company or the Guarantor which would, if adversely determined, result in a Material Adverse Effect, and, to the best of the Company's knowledge after diligent inquiry, there are no presently existing facts or circumstances likely to give rise to any such litigation or administrative proceeding.

     3.7 Accuracy of Information. All information, certificates or statements given by the Company to the Banks under this Agreement and the Related Documents were accurate, true and complete in all material respects when given, continue to be accurate, true and complete as of the date hereof, and do not contain any untrue statement or omission of a material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Company which is not set forth in this Agreement, the Related Documents or other documents, certificates or statements furnished to the Banks by or on behalf of the Company in connection with the transactions contemplated hereby and which will, or which in the future may (so far as the Company can reasonably foresee), cause a Material Adverse Effect.

     3.8 Ownership of Property. The Company and the Guarantor each has good and marketable title to all of its Property, including without limitation the Property reflected in the balance sheets referred to in Section 3.2. There are no Liens of any nature on any of the Property except Permitted Liens. All Property useful or necessary in the Company's and the Guarantor's business, whether leased or owned, is in good condition, repair (ordinary wear and tear excepted) and working order and, to the best of the Company's knowledge after diligent inquiry, conforms to all applicable Requirements of Law. The Company and the Guarantor each owns (or is licensed to use) and possesses all such patents, trademarks, trade names, service marks, copyrights and rights with respect to the foregoing as are reasonably necessary for the conduct of the business(es) of the Company and the Guarantor as now conducted and proposed to be conducted without, individually or in the aggregate, any infringement upon rights of other Persons. Schedule 3 contains a true, correct and complete list of all real estate owned by the Company and the Guarantor.

     3.9 Federal Reserve Regulations. The Company will not, directly or indirectly use any proceeds of the Obligations to: (a) purchase or carry any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended); (b) extend credit to other Persons for any such purpose or refund indebtedness originally incurred for any such purpose; or (c) otherwise take or permit any action which would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation of the Board of Governors of the Federal Reserve System.

     3.10 ERISA. The Company and anyone under common control with the Company under Section 4001(b) of ERISA is in compliance in all material respects with the applicable provisions of ERISA and: (a) no "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code has occurred; (b) no "reportable event" as defined in Section 4043 of ERISA has occurred; (c) no "accumulated funding deficiency" as defined in Section 302 of ERISA (whether or not waived) has occurred; (d) there are no unfunded vested liabilities of any Employee Plan administered by the Company; and (e) the Company or the plan sponsor has timely filed all returns and reports required to be filed for each Employee Plan.

     3.11 Places of Business. The principal place of business and chief executive office of the Company is located at the address specified in Section
9.6 for the Company, and the books and records of the Company and all records of account are located and hereafter shall continue to be located at such principal place of business and chief executive office.

     3.12 Other Names. The business conducted by the Company has not been conducted under any corporate, trade or fictitious name other than the names of the Company, the Guarantor, FamTec International, Inc., Spitfire, a division of the Guarantor, and Rogers & Clarke, a division of the Guarantor, and following the date hereof the Company will not conduct its business under any corporate, trade or fictitious name unless the Company shall have delivered at least 30 days' prior written notice to the Agent of such name change.

     3.13 Not an Investment Company. The Company is not (a) an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company" or a "subsidiary" of a "holding company" or an "affiliate of a "holding company" or a "subsidiary" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     3.14 No Defaults. To the best of the Company's knowledge, neither the Company nor the Guarantor is in default under or in violation of (a) any Requirements of Law, (b) any covenant, indenture, deed, lease, agreement, mortgage, deed of trust, note or other instrument to which the Company or the Guarantor is a party or by which the Company or the Guarantor is bound, or to which any Property is subject, or (c) any Indebtedness; or if any default or violation under Sections 3.14(a), (b) or
(c) exists, it is an immaterial default or violation and the failure to cure such default or violation would not result in a Material Adverse Effect.

     3.15 Environmental Laws. To the best of the Company's knowledge, the business of the Company and the Guarantor has been operated in full compliance with all Environmental Laws noncompliance with which would result in a Default and neither the Company nor the Guarantor is subject to any Environmental Liability relating to the conduct of its business or the ownership of its Property and no facts or circumstances exist which could give rise to such Environmental Liabilities. No notice has been served on the Company or the Guarantor claiming any violation of Environmental Laws, asserting Environmental Liability or demanding payment or contribution for Environmental Liability or violation of Environmental Laws.

     3.16 Labor Matters. There are no labor disputes between the Company or the Guarantor and any of their respective employees which individually or in the aggregate, if resolved in a manner adverse to the Company or the Guarantor, would result in a Material Adverse Effect.

     3.17 Restricted Payments. Except for the payment of cash dividends from the Guarantor to the Company from time to time, the Company and the Guarantor have not, since the date of the most recent financial statements referred to in
Section 3.2, made any Restricted Payments.

     SECTION 4 CONDITIONS PRECEDENT TO OBLIGATIONS

     4.1 Initial Obligations. In addition to the terms and conditions otherwise contained herein, the Company shall deliver or cause to be delivered to the Agent, prior to or on the date of the Banks' first extension of credit, each of the following items in form, detail and content satisfactory to the Agent:

          (a) the executed Revolving Credit Notes;

          (b) the executed Guaranty;

          (c) a certificate of the secretary or an assistant secretary of the Company, and the Guarantor certifying (i) an attached complete and correct copy of its bylaws; (ii) an attached complete and correct copy of resolutions duly adopted by its board of directors which have not been amended since their adoption and remain in full force and effect, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which it is a party; (iii) that its articles of incorporation have not been amended since the date of the last date of amendment thereto indicated on the certificate of the secretary of state; and (iv) as to the incumbency and specimen signature of each officer executing this Agreement and all other Related Documents to which it is a party, and including a certification by another officer as to the incumbency and signature of the secretary or assistant secretary executing the certificate;

          (d) the opinion of counsel for the Company and the Guarantor in the form of EXHIBIT C;

          (e) certificates of good standing for the Company, and the Guarantor and certified copies of the Articles of Incorporation for the Company and the Guarantor, all issued by the Office of the Secretary of State of incorporation within 50 days of the date hereof;

          (f) evidence that there are no Liens of record on the Property other than Permitted Liens (including UCC information searches in the names of the Company and the Guarantor of the filing records in the offices of the Illinois Secretary of State, the Arizona Secretary of State, the Texas Secretary of State and the Cook County and Winnebago County, Illinois Register of Deeds);

          (g) the agency fee and closing fee under Sections 5.9(d) and 5.9(h), respectively; and

          (h) such additional reasonable supporting documents and materials as the Agent may request.

     4.2 Subsequent Obligations. In addition to the terms and conditions otherwise contained herein, the obligation of the Banks to make or incur subsequent Obligations is subject to the satisfaction, on the date of making or incurring each such Obligation, of the following conditions:

          (a) All of the representations, warranties and acknowledgments of the Company contained in this Agreement and the Related Documents shall be true and accurate as if made on such date, and each request by the Company for credit shall constitute an affirmation by the Company that such representations, warranties and acknowledgements are then true and accurate;

          (b) There shall not exist on such date any Default and no Default shall occur as the result of the making or incurring of such Obligation;

          (c) The aggregate principal amount of all Revolving Loans outstanding and the face amount of all Letters of Credit outstanding, together with the amount of any Revolving Loan requested shall not exceed the Revolving Loan Commitment;

          (d) The Agent shall have received executed loan requests for all Revolving Loans which are LIBOR Rate Loans previously requested by the Company and the matters certified therein and herein shall have been true, correct and complete on the date thereof and shall continue to be true and correct on the date of the requested LIBOR Rate Loans; and

          (e) Each of the Related Documents shall remain in full force and effect.

     SECTION 5 AFFIRMATIVE COVENANTS
               ---------------------

  The Company covenants and agrees that, from and after the date of this Agreement and until the Termination Date and until the entire amount of all Obligations to the Agent and the Banks are paid in full, it shall and shall cause the Guarantor to (with respect to Sections 5.1, 5.2, 5.3(c) and (d), 5.4, 5.6, 5.7, 5.8 and 5.10):

  5.1 Corporate Existence; Compliance With Laws: Maintenance of Business: Taxes.
(a) Maintain its corporate existence, licenses, permits, rights and franchises;
(b) comply in all material respects with all Requirements of Law; (c) conduct its business substantially as now conducted and proposed to be conducted; and
(d) pay before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other government charges against it and its Property, and all other liabilities except to the extent and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves having been provided.

  5.2 Maintenance of Property Insurance.

          (a) Keep all Property useful and necessary in its business, whether leased or owned, in good condition, repair and working order (ordinary wear and tear excepted) and from time to time make or cause to be made all needed and proper repairs, renewals, replacements, additions and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          (b) Maintain with good, reputable and financially sound insurance underwriters insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business and such other insurance as may be required by law or as may be reasonably required in writing by the Agent. All policies shall require the insurer to endeavor to give the Agent 30 days prior written notice of the modification, cancellation or nonrenewal of the policy; the Company shall furnish copies of all such insurance policies or a certificate evidencing that the Company has complied with the requirements of this paragraph on the date hereof and on each renewal date of such policies; and within 90 days after the end of each fiscal year, the Company shall deliver to the Agent a schedule showing all insurance policies in force as of the end of such year, signed by an authorized officer of the Company.

     5.3 Financial Statements. Maintain a standard and modern system of accounting in accordance with sound accounting practice, and furnish to the Banks such information respecting the business, assets and financial condition of the Company as the Banks may reasonably request and, without request furnish to the Banks:

          (a) as soon as available, and in any event within 45 days after the end of each quarter of the Company's fiscal year, financial statements including the Form 10-Q for the Company and Subsidiaries certified as true, correct and complete, subject to review and normal year-end adjustments, by the chief financial officer of the Company;

          (b) as soon as available, and in any event within 90 days after the close of each fiscal year, a copy of the Form 10-K for such year for the Company and Subsidiaries, as of the end of such year, as audited by independent certified public accountants of recognized standing selected by the Company and satisfactory to the Agent, which report shall be accompanied by (i) the unqualified opinion of such accountants to the effect that the financial statements included with the Form 10-K present fairly, in all material respects, the financial position of the Company and Subsidiaries as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP; (ii) a certificate of such accountants showing their calculation of the financial covenants contained herein and stating that their review disclosed no Default or that their review disclosed a Default and specifying the same and the action taken or proposed to be taken with respect thereto; and
     (iii) any supplementary comments and reports submitted by such accountants to the Company including the management letter (when received), if any;

          (c) with the Form 10-Q described in Section 5.3(a) the certificate of the president or chief financial officer of the Company to the effect that
     (i) a review of the activities of the Company during such period has been made under his supervision to determine whether the Company has observed, performed and fulfilled each and every covenant and condition in this Agreement and the Related Documents together with a calculation of the financial covenants contained herein, and (ii) no Default has occurred (or if such Default has occurred, specifying the nature thereof and the period of existence thereof and the steps, if any, being undertaken to correct the same); and

          (d) promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken with respect thereto: (i) the occurrence of any Default, (ii) the institution of, or any materially adverse determination or development in, any litigation, arbitration proceeding or governmental proceeding, involving claims against, or potential liability of, the Company or the Guarantor in excess of $250,000, (iii) the occurrence of a "reportable event" under, or the institution of steps by the Company or the Guarantor to withdraw from, or the institution of any steps to terminate, any Employee Plan as to which the Company or the Guarantor may have liability, (iv) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Related Document, or (v) any event which would have a Material Adverse Effect.

All financial statements referred to herein shall be complete and correct in all material respects and shall be prepared in reasonable detail and on a consolidated and consolidating basis in accordance with GAAP, applied consistently throughout all accounting periods.

     5.4 Inspection of Property and Records. At any reasonable time following reasonable notice, as often as may be reasonably desired and at the Company's expense, permit representatives of the Agent (and after an Event of Default one or more of the Banks) to visit their Property, examine their books and records and discuss their affairs, finances and accounts with their officers and independent certified public accountants (who shall be instructed by the Company to make available to the Banks, the Agent and/or their agents the work papers of such accountants) and the Company shall facilitate such inspection and examination.

     5.5 Use of Proceeds. Use the entire proceeds of the Obligations for working capital and general corporate purposes of the Company and the Guarantor only (including any payments required under Standby Letter of Credit No. S100408).

     5.6 Bank Accounts. Maintain its primary deposit accounts of any kind with the Banks.

     5.7 Comply With, Pay and Discharge All Notes, Mortgages, Deeds of Trust and Leases. Comply with, pay and discharge all existing notes, mortgages, deeds of trust, leases, indentures and any other contractual arrangements to which the Company or the Guarantor is a party (including, without limitation, all Indebtedness) in accordance with the respective terms of such instruments so as to prevent any default thereunder.

     5.8 Environmental Compliance.

          (a) Maintain at all times all permits, licenses and other authorizations required under Environmental Laws, and comply in all respects with all terms and conditions of the required permits, licenses and authorizations and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

          (b) Notify the Agent promptly upon obtaining knowledge that (i) any Property previously or presently owned or operated is the subject of an environmental investigation by any Government Authority having jurisdiction over the enforcement of Environmental Laws, (ii) the Company or the Guarantor has been or may be named as a responsible party subject to Environmental Liability, or (iii) the Company obtains knowledge of any Hazardous Substance located on any Property except in compliance with all Requirements of Law.

          (c) At any reasonable time following reasonable notice and as often as may be reasonably desired, permit the Agent or an independent consultant selected by the Agent to conduct an environmental audit satisfactory to the Agent for the purpose of determining whether the Company or the Guarantor and the Property comply with Environmental Laws and whether there exists any condition or circumstance which may require a cleanup, removal or other remedial action by the Company or the Guarantor with respect to any Hazardous Substance. The Company shall facilitate such environmental audit. The Agent shall provide the Company, at the Company's request, with all reports and findings but the Company may not rely on such environmental audit for any purpose. Any such environmental audit of Property shall be at the Company's expense at any time following an Event of Default or at any time the Property is the subject of an environmental investigation by a Government Authority having jurisdiction over the enforcement of Environmental Laws; provided, however, that the Agent's environmental audit shall not be at the Company's expense if (i) a Government Authority or a firm or firms of geotechnical engineers and/or environmental consultants hired by the Company and reasonably acceptable to the Agent shall undertake to make an environmental audit, and (ii) the Company shall provide the Agent at the Company's expense with, and the Banks and the Agent shall be entitled to rely on, all reports and findings of such Government Authority or geotechnical engineers as soon as such reports and findings are made available to the Company; and, provided further, that the Company's obligation to pay for any such environmental audit shall be limited to an amount not to exceed $3,000 per audit in cases where such audit is not related to an environmental investigation by a Government Authority or other potential Environmental Liability of the Company.

NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS AGREEMENT, OR IN THE RELATED DOCUMENTS, OR IN THE ENFORCEMENT OF THIS AGREEMENT OR THE RELATED DOCUMENTS, SHALL CONSTITUTE OR BE CONSTRUED AS GRANTING OR PROVIDING THE RIGHT, POWER OR CAPACITY TO THE BANKS OR THE AGENT TO EXERCISE (A) DECISION MAKING CONTROL OF THE COMPANY'S COMPLIANCE WITH ANY ENVIRONMENTAL LAW, OR (B) DAY TO DAY DECISION MAKING OF THE COMPANY OR ANY SUBSIDIARY WITH RESPECT TO (I) COMPLIANCE WITH ENVIRONMENTAL LAWS OR (II) ALL OR SUBSTANTIALLY ALL OF THE OPERATIONAL ASPECTS OF THE COMPANY.

     5.9 Fees and Costs.

          (a) Pay the Agent for the ratable account of the Banks on the first day of January and on the first day of April, July and October thereafter while Revolving Loans are outstanding a commitment fee, calculated daily based on the actual number of days elapsed in a year of 360 days, equal to .25% of the difference between the Revolving Loan Commitment and the outstanding principal balance of the Revolving Loans plus the face amount of all outstanding Letters of Credit. The commitment fee shall be computed and adjusted daily based on the actual number of days elapsed in a year of 360 days. All unpaid commitment fees shall be due and payable on the Termination Date. The Agent may debit to the Company's Loan Account all commitment fees when due without consent of the Company provided that the Agent notifies the Company of same within one (1) Business Day thereof.

          (b) Pay the Agent and the Banks all additional costs including, without limitation, wire transfer or other charges pertaining to the transfer of funds, lockbox fees and charges arising from returned or dishonored checks of any account debtor.

          (c) Pay, for the benefit of the Banks' Pro Rata, the Agent's standard fees for Letters of Credit which may be adjusted from time to time in the Agent's sole and absolute discretion.

          (d) Pay the Agent for its own account an agency fee equal to $10,000 per annum payable on the date hereof and on April 15 of each consecutive year (the "Agency Fee Payment Date") thereafter through the Termination Date. Said agency fee shall be deemed to be earned and due and payable in full on the Agency Fee Payment Date.

          (e) Pay within fifteen (15) days of receipt of an invoice, the reasonable fees and expenses incurred by the Banks' and/or the Agent in connection with any inspection pursuant to and to the extent provided in
     Section 5.4.

          (f) Except as otherwise provided in clause (g) below, pay within fifteen (15) days of receipt of an invoice all reasonable fees and expenses incurred by the Agent and the Banks with respect to this Agreement, the Related Documents and the Obligations, and any amendments thereof and supplements thereto, including, without limitation, appraisal fees, environmental inspection fees (to the extent provided in Section 5.8(c)) and the reasonable fees of in-house and outside counsel in connection with the preparation and negotiation of this Agreement, the Related Documents and all amendments thereto and any waivers of the terms and provisions thereof and the consummation of the transactions contemplated herein.

          (g) Pay immediately upon receipt of an invoice all reasonable fees and expenses incurred by the Banks and the Agent with respect to protection or enforcement (including collection and disposition of Property) of the Agent's and/or the Banks' rights under this Agreement and the Related Documents and with respect to the Obligations and all costs and expenses which may be incurred by the Agent and/or the Banks with respect to a Default as provided in Section 7.2.

          (h) Pay the Agent for the ratable account of the Banks on the date hereof a closing fee equal to $25,000.

     5.10 Indemnity. Indemnify the Agent, the Banks and their respective employees, officers, directors, shareholders, agents, attorneys, successors and assigns against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind or nature whatsoever, including without limitation reasonable attorneys' fees and expenses, incurred by them arising out of, in any way connected with, or as a result of (a) this Agreement or the Related Documents or the transactions contemplated hereby or protection or enforcement (including collection or disposition of Property) of the Agent's and the Banks' rights under this Agreement or the Related Documents, (b) the execution and delivery of this Agreement by the parties hereto and the performance of their respective obligations hereunder, (c) any violation of Environmental Laws by the Company, any Subsidiary or any of its Property as well as any cost or expense incurred in remedying such condition, and (d) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not the Agent and/or the Banks' are a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses to the extent caused by (i) any breach by the Agent or a Bank of its obligations under this Agreement, (ii) any commitment made by the Agent or a Bank to any Person other than the Company which would be breached by the performance of the Agent or such Bank's obligations under this Agreement, (iii) any dispute between the Banks not resulting from or in any way related to any breach of this Agreement or Related Documents by the Company or (iv) any negligence or willful misconduct of the Agent or a Bank or its employees, officers or agents. The foregoing indemnities shall survive the Termination Date, the consummation of the transactions contemplated by this Agreement, the repayment of the Obligations and the invalidity or unenforceability of any term or provision of this Agreement or of the Related Documents and shall remain in effect regardless of any investigation made by or on behalf of the Banks or the Company and the content or accuracy of any representation or warranty made under this Agreement.

      5.11 Appraisals. If and to the extent required at any time of the Agent or a Bank by any Government Authority or Requirements of Law, permit an independent appraiser selected by the Agent or such Bank, as the case may be, to conduct appraisals at any reasonable time following reasonable notice, at the Company's expense, of the Property. The Company shall facilitate such appraisals and may obtain copies of, but may not rely, on such appraisals for any purpose.

      5.12 SEC Reports. Within ten days after transmission thereof, the Company shall deliver to each Bank copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files, or any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments relating to the Company's and each of its Subsidiary's businesses.

      5.13 Certain Lender Notices. With respect to the Indebtedness referred to in Section 6.2(f), provide copies to the Agent, immediately upon receipt by the Company, of all notices of default (including any demand for payment of such Indebtedness), the acceleration of all or any portion of such Indebtedness, the assignment of all or any portion of such Indebtedness (together with the name and address of the assignee), requests for or granting waivers, any amendments to loan documents or requests therefor, and any new or supplemental documentation received by the Company from the lenders of such Indebtedness and copies of any of the foregoing furnished by the Company to any such lender.

      SECTION 6 NEGATIVE COVENANTS
                ------------------

      The Company covenants and agrees that, from and after the date of this Agreement and until the Termination Date and until all Obligations to the Agent and the Banks are paid in full, the Company shall not and shall cause the Guarantor to not (with respect to Sections 6.1, 6.2, 6.3, 6.4, 6.6 and 6.7) directly or indirectly:

      6.1 Sale of Assets, Consolidation, Merger, Etc. (a) Except for sales of inventory, demonstration or laboratory machinery and equipment held for sale in the ordinary course of business, in any fiscal year of the Company sell, lease, transfer or otherwise dispose of Property having an aggregate net book value in excess of $250,000, whether in one or in a series of transactions; (b) consolidate or merge with or into any other Person; (c) directly or indirectly, sell or transfer any Property, real or personal, used or useful in its business, and thereafter lease such property or other property which it intends to use for substantially the same purposes (provided, however, that the Company has entered into certain capital leases as set forth on Schedule 4); or (d) create or permit any Subsidiary to create a new Subsidiary.

      6.2 Indebtedness. Issue, create, incur, assume or otherwise become liable with respect to (or agree to issue, create, incur, assume or otherwise become liable with respect to), or permit to remain outstanding, any Indebtedness except (a) the Obligations; (b) Indebtedness which has been subordinated to the Banks in form and substance satisfactory to the Banks; (c) current liabilities (other than for borrowed money) of the Company and the Guarantor incurred in the ordinary course of business which are not more than 90 days overdue, unless being contested in good faith and with due diligence; (d) Indebtedness secured by Permitted Liens; (e) Indebtedness disclosed on the Company's most recent financial statements described in Section 3.2(a), provided that such Indebtedness shall not be increased; (f) Indebtedness in an amount not to exceed $16,000,000, in the form of unsecured promissory notes, to finance construction of the facility to be located in Chandler, Arizona, such Indebtedness which will be on terms and conditions satisfactory to the Banks, and provided that such Indebtedness shall not be renewed, extended or increased except as permitted under Section 6.13; (g) operating lease or rental obligations as permitted under Section 6.12 and (h) Indebtedness in an aggregate amount of not more than $250,000 in excess of the amounts permitted by Sections 6.2(a), (b), (c), (d), (e), (f) and (g).

     6.3 Liens. Create or permit to be created or allow to exist any Lien upon or interest in any Property except Permitted Liens. For purposes herein, Permitted Liens shall mean: (a) Liens for taxes, assessments (including industrial park assessments), or governmental charges, carriers', warehousemen's, repairmen's, mechanics', materialmen's and other like Liens, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which adequate cash reserves have been provided; (b) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership and use of the affected Property; (c) Liens or deposits in connection with worker's compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other Liens or deposits of a like nature made in the ordinary course of business; (d) Liens evidenced by conditional sales, purchase money mortgages or other title retention agreements on machinery and equipment (acquired in the ordinary course of business and otherwise permitted to be acquired hereunder) which are created at the time of the acquisition of such property solely for the purposes of securing the Indebtedness incurred to finance the cost of such property, provided no such Lien shall extend to any property other than the property so acquired and identifiable proceeds; and (e) Liens described in
SCHEDULE 4, provided that the Indebtedness secured thereby shall not be increased.

     6.4 Guaranty. Guaranty or otherwise in any way become or be responsible for obligations of any other Person, whether by an agreement to purchase the indebtedness of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution advanced or loaned) for the purpose of paying or discharging the indebtedness of any Person, or otherwise, except for the endorsement of negotiable instruments by the Company for deposit or collection or similar transactions in the ordinary course of business.

     6.5 Restricted Payments. Make any Restricted Payments; Provided, however, that, so long as no Default has occurred and is continuing or will occur as a result of any payment, (a) the Company may pay dividends in an amount not to exceed $1,000,000 per fiscal year and (b) the Guarantor may pay dividends, without restriction, solely to the Company.

     6.6 Loans, Investments. Make or commit to make advances, loans, extensions of credit or capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person except:

(a) accounts, chattel paper, and notes receivable created by the Company in the ordinary course of business, including intercompany loans to Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time; (b) advances in the ordinary course of business to suppliers, employees and officers of the Company consistent with past practices; (c) investments in bank certificates of deposit (but only with FDIC-insured commercial banks having a combined capital and surplus in excess of S20,000,000), open market commercial paper maturing within one year having the highest rating of either Standard & Poors Corporation or Moody's Investors Services, Inc., U.S. Treasury Bills subject to repurchase agreements and short-term obligations issued or guaranteed by the U.S. Government or any agency thereof; (d) investments in open-end diversified investment companies of recognized financial standing investing solely in short-term money market instruments consisting of securities issued or guaranteed by the United States government, its agencies or instrumentalities, time deposits and certificates of deposit issued by domestic banks or London branches of domestic banks, bankers acceptances, repurchase agreements, high grade commercial paper and the like; (e) Eurodollar certificates of deposit in a financial institution of recognized standing with a rating by Thompson's BankWatch of BC or better; and (f) investments outstanding on May 31, 1995 and shown on the financial statements referred to in Section 3.2 above (provided that such investments shall not be increased except as attributable to increases in equity resulting from earnings of foreign Affiliates); provided, that for Sections 6.6(a) through (f), each such investment has a maturity date not later than 365 days after the date of purchase or making thereof.

     6.7 Compliance with ERISA. (a) Terminate any Employee Plan so as to result in any material liability to PBGC; (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any Employee Plan which would result in a material liability for an excise tax or civil penalty in connection therewith; or (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any condition, which presents a risk of incurring a material liability to PBGC by reason of termination of any such Employee Plan.

     6.8 Net Worth. Permit Net Worth of the Company at any time to be less than
(a) $44,000,000 plus (b) 508 of the Company's Net Income (but not Net Loss) for each fiscal year of the Company ending after May 31, 1996 on a cumulative basis.

     6.9 Interest Coverage Ratio. Permit the ratio of Net Income plus interest expense and depreciation expense to the interest on the Indebtedness to be less than (a) 2.0 to 1.0 for any fiscal quarter through May 31, 1996 and (b) 3.0 to
1.0 for any fiscal quarter thereafter.

     6.10 Funded Debt to Cash Flow. Commencing on May 31, 1996, permit the ratio of Funded Debt, as of the end of each fiscal quarter, to Cash Flow, for the four quarters then ended, to be greater than 2.5 to 1.0, as of the end of each fiscal quarter during the term of this Agreement.

     6.11 Funded Debt to Capitalization. Permit Funded Debt to exceed forty-five percent (45%) of Capitalization at any time.

     6.12 Operatinq Leases. Incur or permit to be outstanding as lessee operating lease or rental obligations during any fiscal year, including, without limitation, operating lease or rental obligations of its Subsidiaries, in an aggregate amount exceeding $2,500,000.

     6.13 Certain Lender Amendments. Without the prior written consent of the Required Banks, amend, modify, extend or renew the terms of the Indebtedness referred to in Section 6.2(f) in any way that would adversely affect the Banks or any of their rights or remedies or impose any more onerous or adverse restrictions on the Company.

          SECTION 7 DEFAULT AND REMEDIES
                    --------------------

     7.1 Events of Default Defined. Any one or more of the following shall constitute an "Event of Default":

          (a) the Company shall fail to pay any Obligation (including, without limitation, the Revolving Credit Notes and the payments required by Sections 2.7(b) and 5.9) when and as the same shall become due and payable, whether upon demand, at maturity, by acceleration or otherwise, which Default shall remain uncured for a period of five days after written notice thereof is given by the Agent to the Company;

          (b) the Company shall fail or fail to cause the Guarantor to observe or perform any of the covenants, agreements or conditions contained in Sections 4.1, 4.2, 5.1(a), 5.2(b), 5.4, 5.6, 5.8(a), or any provision of
     Section 6;

          (c) the Company or the Guarantor shall default (as principal or guarantor or otherwise) in the payment of any other Indebtedness aggregating $250,000 or more, or with respect to any of the provisions of any agreement evidencing such Indebtedness, and such default shall continue beyond any period of grace, if any, specified in such agreement, unless the Company or the Guarantor is contesting such default in good faith and the Banks agree, in their sole discretion, that the Company or the Guarantor is so contesting such default;

          (d) the Company shall fail to observe or perform any of the other covenants, agreements or conditions contained in this Agreement or the Related Documents and such failure shall continue for thirty days after either written notice thereof is given by the Agent to the Company or the chief executive officer or treasurer of the Company has actual notice thereof;

          (e) any representation or warranty made by the Company herein or in any of the Related Documents or in any certificate, document or financial statement delivered to the Agent or the Banks shall prove to have been incorrect in any material adverse respect as of the time when made or given;

          (f) a final judgment (or judgments) for the payment of amounts aggregating in excess of $200,000 shall be entered against the Company or any Guarantor, and such judgment (or judgments) shall remain outstanding and unsatisfied, unbonded or unstayed after sixty days from the date of entry thereof;

          (g) the Company or any Guarantor shall (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors; (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or any Guarantor or a substantial part of its respective assets; (iv) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty days or more; (v) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (vi) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties; or adopts a plan of liquidation of its assets;

          (h) if any Person shall: (i) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or any Guarantor or a substantial part of its respective assets which continues undischarged for a period of thirty days or more; (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, in which an order for relief is entered or which remains undismissed for a period of thirty days or more;

          (i) any Government Authority or any geotechnical engineer or environmental consultant hired by the Company, the Agent or a Bank or any Government Authority shall determine that the potential uninsured liability of the Company for damages caused by the discharge of any Hazardous Substance, including liability for real property damage or remedial action related thereto or liability for personal injury claims, exceeds $250,000 and the Company is unable to provide for such liability in a manner reasonably acceptable to the Banks;

          (j) the Company shall cease to own a majority of each class of voting stock of each Subsidiary; and

          (k) this Agreement or any of the Related Documents shall at any time cease to be in full force and effect, or the Company or any Guarantor shall contest or deny any liability or obligation under, or attempt to revoke or terminate, this Agreement or any Related Document.

     7.2 Remedies Upon Event of Default. Upon the occurrence of an Event of
Default:

          (a) specified in clauses (g) or (h) of Section 7.1, then, without presentment, notice, demand or action of any kind by the Agent or the Banks, all of which are hereby waived: (i) the Revolving Loan Commitment and the obligations of the Banks to make or incur any Obligations shall automatically and immediately terminate; and (ii) the entire amount of the Obligations shall be automatically accelerated and immediately due and payable.

          (b) specified in clauses (a), (b), (c), (d), (e), (f), (i) or (j) of
     Section 7.1, the Banks may, without presentment, notice, demand or action of any kind, all of which are hereby waived: (i) immediately terminate their respective obligations to make or incur any Obligations, and the same shall immediately terminate; and (ii) declare the entire amount of the Obligations immediately accelerated, due and payable.

          (c) the Company shall immediately deposit with the Agent for the ratable account of the Banks an amount equal to the undrawn face amount of all outstanding Letters of Credit to pay all amounts which may thereafter be drawn under the Letters of Credit.

          (d) the Agent and/or the Banks may at any time without prior notice or demand set off against any credit balance or other money now or hereafter owed it by the Agent and/or the Banks all or any part of the Company's obligations (to the Agent and/or the Banks, as the case may be) hereunder. The Company hereby grants to the Agent and the Banks, as the case may be, a security interest in and lien on any such credit balance or other money.

          (e) the Banks shall have all of the rights and remedies provided to the Banks and to the Agent by the Related Documents, at law and in equity, by statute or otherwise, and no remedy herein conferred upon the Banks or the Agent is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. In addition to and not in lieu of any other right or remedy the Banks might have, the Agent at any time and from time to time at the direction of the Required Banks may (but shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which the Company may be required to do, perform or comply with and the Company shall reimburse the Agent or the Banks upon demand for any cost or expense which the Agent or the Banks may incur in such respect, together with interest thereon at the rate equal to the rate payable under the Revolving Credit Notes following an Event of Default from the date of such demand until paid. No failure or delay on the part of the Agent or the Banks in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any further exercise thereof or the exercise of any other right or remedy.

          SECTION 8 RELATIONSHIP OF AGENT AND BANKS
                    -------------------------------

     8.1 Appointment. Firstar is hereby appointed Agent hereunder and under the Related Documents, and each of the Banks irrevocably authorizes the Agent to act as the agent of such Bank. The Agent agrees to act as such upon the express conditions contained in this Section 8. The Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement or the Related Documents.

     8.2 Powers. The Agent shall have and may exercise such powers hereunder as are specifically delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action hereunder except any action specifically provided by this Agreement to be taken by the Agent.

     8.3 Action on Instructions of Banks.
         -------------------------------

          (a) The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under the Related Documents in accordance with written instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and on all holders of Revolving Credit Notes and all other Obligations. The Agent may at any time request instructions from the Banks with respect to any action or approval that, by the terms of this Agreement, the Agent is permitted or required to take or to grant, and if such instructions are requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under this Agreement until it shall have received such instructions by the Required Banks; provided, however, that the Agent shall not in any event be required to comply with any instructions given it by the Required Banks if the Agent determines that such compliance would expose it to a material personal liability or is contrary to law or to the terms of this Agreement or the Related Documents, but the Banks shall in all events indemnify the Agent from any action taken by it in accordance with the instructions of the Required Banks. No Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under the Related Documents in accordance with instructions by the Required Banks.

          (b) Without limiting the foregoing, the Agent shall not be required to take any action with respect to any Default except in accordance with
     Section 7.2 and this Section. The Agent shall be entitled to assume that no Default has occurred and is continuing unless the Agent has actual knowledge of such facts or has received notice from a Bank in writing that such Bank considers that a Default has occurred and is continuing, and which specifies the nature thereof. In the event that the Agent shall acquire actual knowledge of any Default, the Agent shall promptly notify (either orally or in writing) the Banks, and the Company of such Default. If directed by the Required Banks, the Agent shall make demand under the Revolving Credit Notes, the Letters of Credit and all other Obligations and take such action and assert such rights as are contemplated under this Agreement and the Related Documents.

     8.4 Amendments. The Required Banks (or the Agent with the consent in writing of the Required Banks) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions of this Agreement or the Related Documents or changing in any manner the rights of the Banks or the Company hereunder or waiving any Default hereunder. No amendment of any provision of this Agreement relating to the Agent shall be effective without the prior written consent of the Agent.

     8.5 Application of Payments. All payments of principal and interest with respect to the Obligations shall be made to the Agent in immediately available funds for the ratable account of the Banks. The Agent shall promptly distribute to each Bank, Pro Rata, the amount of (a) principal and interest received by the Agent, (b) each Bank's Pro Rata share of any fees, expenses or charges collected by Agent, and (c) all amounts received by the Agent upon realization from the Property. Any payment in good funds to the Agent for the account of a Bank hereunder shall constitute a payment by the Company to such Bank of the amounts so paid to the Agent, and any Obligations or portions thereof so paid shall not be considered outstanding for any purpose after the date of such payment in good funds to the Agent. Notwithstanding the foregoing, for purposes of clause (c) above, the parties acknowledge that all amounts received by the Agent upon realization of the Property shall be applied Pro Rata provided that the definition of Pro Rata shall also include the obligations of the Company to Firstar under the Credit Agreement dated as of April 1, 1992, as amended. All payments or prepayments of principal and interest shall be made Pro Rata in accordance with the amounts of the Obligations then outstanding. In the event any Bank shall receive from the Company or any other source any payment of, on account of, any of the Obligations (whether pursuant to the exercise of any right of setoff, banker's lien, realization upon any security held for or appropriated to such obligation, counterclaim or otherwise) other than as provided above, then such Bank shall immediately purchase, without recourse and for cash, an interest in the obligations of the same nature held by the other Banks so that each Bank shall thereafter have a percentage interest in all of such obligations equal to the percentage interest which such Bank held in the relevant Obligations immediately before such payment; provided, if any payment so received shall be recovered in whole or in part from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company specifically acknowledges and consents to the preceding sentence.

     8.6 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct.

     8.7 No Responsibility for Loans, Recitals, Etc. The Agent shall not be responsible to the Banks for any recitals, reports, statements, warranties or representations herein or in any Related Document or be bound to ascertain or inquire as to the truth or accuracy of the statements or reports of the Company or any of its Subsidiaries with regard to the performance or observance of any of the terms of this Agreement.

     8.8 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under the Related Documents by or through employees, agents, and attorneys-in-fact and shall not be liable to the Banks for the default or misconduct of any such employees, agents or attorneys-in-fact selected by it with reasonable care, except as to money or securities received by it or its authorized agents. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under the Related Documents. The Company shall be responsible for all costs and expenses of the Agent, including reasonable attorneys' fees of in-house and outside counsel.

     8.9 Reliance on Documents, Counsel. The Agent shall be entitled to rely upon any Revolving Credit Note, request for a Letter of Credit, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     8.10 Inspections. At the request of the Banks from time to time, the Agent shall conduct its customary review of the Company's financial and collateral records and the Property in accordance with Section 5.4. To assist each Bank in its own investigation of the Company and the Property, each Bank may send representatives to accompany the Agent's personnel on such inspections.

     8.11 Agent's Reimbursement and Indemnification. The Banks agree to reimburse and indemnify the Agent Pro Rata (i) for any amounts not reimbursed by the Company for which the Agent (as Agent and not as a Bank under this Agreement) is entitled to reimbursement by the Company under this Agreement or the Related Documents, (ii) for any other expenses incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement (including collection or disposition of Property) of this Agreement or the Related Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the Related Documents or the transactions contemplated hereby or the enforcement (including collection or disposition of Property) of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

     8.12 Rights as a Lender. Firstar shall have the same rights and powers hereunder as any Bank the same as though it were not the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. Firstar may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Company or any Subsidiary as if it were not the Agent. Each Bank acknowledges that the other Bank may continue to accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Company or any Subsidiary independent of the Obligations, this Agreement or the Related Documents; provided, however, that the Company's or any Subsidiary's obligations to a Bank from such independent banking activities shall not be secured by the Property. Notwithstanding the foregoing or Section 8.5, any fees or other income received by any Bank directly from such independent banking activities are not to be shared with any other Bank or the Agent.

     8.13 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Related Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Related Documents.

     8.14 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Company, and the Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, on behalf of the Company and the Banks, a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Company and the Banks, a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $25,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder arising after the date of retirement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the Related Documents.

     8.15 Noteholders. The Agent may treat the payee of any Revolving Credit Note as the holder thereof until written notice of transfer shall have been filed with the Agent, signed by such payee and in form satisfactory to the Agent.

     SECTION 9 MISCELLANEOUS
               -------------

     9.1 Assignability; Successors. The provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto. The Company's rights and liabilities under this Agreement and the Related Documents are not assignable in whole or in part without the prior written consent of the Required Banks.

     9.2 Survival. All agreements, covenants, representations and warranties made herein and in the Related Documents shall survive the execution and delivery of this Agreement and the Related Documents, the making of the Obligations and the termination of this Agreement.

     9.3 Governing Law. This Agreement and the Related Documents shall be governed by the internal laws of the State of Wisconsin.

     9.4 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement.

     9.5 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules attached hereto, and the Related Documents contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all other understandings, oral or written, with respect to the subject matter hereof. No amendment, modification, alteration, or waiver of the terms of this Agreement or consent required under the terms of this Agreement shall be effective unless made in a writing, which makes specific reference to this Agreement and which has been signed by the party against which enforcement thereof is sought. Any such amendment, modification, alteration, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     9.6 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given or made when delivered in hand, deposited in the mail, or sent by facsimile. Communications or notices shall be delivered personally or by certified or registered mail, postage prepaid, or by facsimile and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:

     if to the Company:

                                       SpeedFam International, Inc.
                                       7406 West Detroit Avenue
                                       Chandler, Arizona 85226
                                       ATTN: Mr. Roger K. Marach,
                                             Chief Financial Officer
                                       FAX:  602-961-2171

                                       Chapman and Cutler
                                       111 West Monroe Street
                                       Chicago, Illinois 60603
                                       ATTN: David S. Crossett, Esq.
                                       FAX:  312-701-2361

     if to the Agent:                  Firstar Bank Milwaukee, N.A.
                                       777 East Wisconsin Avenue
                                       Milwaukee, Wisconsin 53202
                                       ATTN: Mr. James A. Meyer,
                                             Vice President
                                       FAX:  414-765-5062

     if to the Banks:                  The First National Bank of
                                       Chicago
                                       One First National Plaza
                                       14th Floor, Mail Suite 0173
                                       Chicago, IL 60670
                                       ATTN: Mr. Robert D. Curtis,
                                             First Vice President
                                       FAX:  312-732-1117

                                       Firstar Bank Milwaukee, N.A.
                                       777 East Wisconsin Avenue
                                       Milwaukee, Wisconsin 53202
                                       ATTN: Mr. James A. Meyer,
                                             Vice President
                                       FAX:  414-765-5062

     with a copy to:                   Michael Best & Friedrich
                                       100 East Wisconsin Avenue
                                       Suite #3300
                                       Milwaukee, Wisconsin 53202
                                       ATTN: Jonathan D. Kron, Esq.
                                       FAX:  414-277-0656

     9.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     9.8 Further Assurances. The Company agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Agent may at any time request in connection with the administration or enforcement of this Agreement or the Related Documents or in order better to assure and confirm unto the Agent and the Banks their respective rights, powers and remedies hereunder.

     9.9 Conflicts and Ambiguities. In the event of any ambiguity or conflict as between the terms of this Agreement, the Related Documents or any other document executed and delivered pursuant to this Agreement, the terms of this Agreement shall control.

     9.10 Submission to Jurisdiction. The Agent and the Banks may enforce any claim arising out of this Agreement or the Related Documents in any state or federal court having subject matter jurisdiction and located in Milwaukee, Wisconsin. For the purpose of any action or proceeding instituted with respect to any such claim, the Company hereby irrevocably submits to the jurisdiction of such courts. The Company irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to the Company and agrees that such service, to the fullest extent permitted by law
(a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (b) shall be taken and held to be valid personal service upon personal delivery to it. Nothing herein contained shall affect the right of the Agent or the Banks to serve process in any other manner permitted by law or preclude the Agent and/or the Banks from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. The Company hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any court located in Milwaukee, Wisconsin and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

     9.11 Waiver of Jury Trial. Each party hereto knowingly, voluntarily and without coercion, waives all rights to a trial by jury of all disputes arising out of or in relation to this Agreement or any Related Document to which it is a party, or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection therewith or arising from any relationship existing in connection with this Agreement or and any Related Document, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                       SPEEDFAM INTERNATIONAL, INC.


                                       By: /s/ Roger K. Marach
                                          ------------------------------------
                                          Roger K. Marach, Treasurer and CFO


                                       FIRSTAR BANK MILWAUKEE, N.A.


                                       By: /s/ James A. Meyer
                                          ------------------------------------
                                          James A. Meyer, Vice President


                                       THE FIRST NATIONAL BANK OF CHICAGO


                                       By: /s/ Robert D. Curtis
                                          ------------------------------------
                                          Robert D. Curtis, First Vice
                                            President


                                       FIRSTAR BANK MILWAUKEE, N.A., AS AGENT


                                       By: /s/ James A. Meyer
                                          ------------------------------------
                                           James A. Meyer, Vice President

                          CONSENT AND ACKNOWLEDGMENT
                          --------------------------

     IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the date first above written and hereby (i) agrees and consents to all of the terms and conditions of the foregoing Agreement; and (ii) confirm its representations, warranties, covenants and agreements contained in, and obligations and liabilities under its Guaranty and each of the other Related Documents by which it may be bound. The Guarantor hereby affirms and agrees that each has received sufficient value (as described in Section 9-203(1)(b) of the Uniform Commercial
Code) and benefit (whether direct or indirect) in exchange for the Guarantor's execution of its Guaranty and other Related Documents.

                                       SPEEDFAM CORPORATION


                                       By: /s/ Robert K. Marach
                                          -------------------------------------
                                          Robert K. Marach, Treasurer and
                                          Assistant Secretary

                                  EXHIBIT A-1
                                  -----------

                             REVOLVING CREDIT NOTE
                             ---------------------


 $13,500,000                                      Milwaukee, Wisconsin

 Revolving Loans
 Due: April 14, 1999                                   April 15, 1996


     FOR VALUE RECEIVED, SPEEDFAM INTERNATIONAL, INC. (f/k/a FamTec International, Inc.), an Illinois corporation (the "Borrower"), promises to pay to the order of FIRSTAR BANK MILWAUKEE, N.A. (the "Bank") at its main office in Milwaukee, Wisconsin or at such other place as the holder hereof may from time to time in writing designate, in lawful money of the United States of America, the principal sum of Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00), or so much thereof as has been advanced and remains outstanding pursuant to Section 2.1 of the Revolving Credit Agreement by and among the Borrower, the Bank, in its capacity as lender and as agent, and The First National Bank of Chicago, dated as of the date hereof (the "Loan Agreement"), together with accrued interest and all other costs, charges and fees due thereunder.

     The undersigned further promises to pay interest on the unpaid principal amount of each Revolving Loan (as such term is defined in the Loan Agreement) as is outstanding under the Loan Agreement, payable at such rates and at such times, as provided in the Loan Agreement. Subject to the provisions of the Loan Agreement with respect to acceleration, prepayment or loan limitations, all unpaid principal with respect to each Revolving Loan, together with accrued interest and all other costs, charges and fees, shall be due and payable in full on the Termination Date for this Note.

     This Note evidences indebtedness incurred under, and is entitled to the benefits of, the Loan Agreement, together with all future amendments, modifications, waivers, supplements and replacements thereof, to which Loan Agreement reference is made for a statement of the terms and provisions under which this Note may be paid prior to its due date or its due date accelerated.

     The Borrower hereby agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses in the event this Note is not paid when due.

     This Note is issued in and shall be governed by the laws of the State of Wisconsin.

     No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.

     All makers, endorsers, sureties, guarantors and other accommodation parties hereby waive presentment for payment, protest and notice of nonpayment and consent, without affecting their liability hereunder, to any and all extensions, renewals, substitutions and alterations of any of the terms of this Note and to the release of or failure by the Bank to exercise any rights against any party liable for or any property securing payment thereof.

                                       SPEEDFAM INTERNATIONAL, INC.


                                       By:
                                          ----------------------------------
                                          Roger K. Marach, Treasurer and CFO

                                  EXHIBIT A-2
                                  ___________

                             REVOLVING CREDIT NOTE
                             _____________________

$9,000,000                                              Milwaukee, Wisconsin

Revolving Loans
Due:  April 14, 1999                                          April 15, 1996


     FOR VALUE RECEIVED, SPEEDFAM INTERNATIONAL, INC. (f/k/a FamTec International, Inc.), an Illinois corporation (the "Borrower"), promises to pay to the order of THE FIRST NATIONAL BANK OF CHICAGO (the "Bank") at its main office in Chicago, Illinois or at such other place as the holder hereof may from time to time in writing designate, in lawful money of the United States of America, the principal sum of Nine Million Dollars ($9,000,000.00), or so much thereof as has been advanced and remains outstanding pursuant to Section 2.1 of the Revolving Credit Agreement by and among the Borrower, the Bank, Firstar Bank Milwaukee, N.A., in its capacity as lender and agent, dated as of the date hereof (the "Loan Agreement"), together with accrued interest and all other costs, charges and fees due thereunder.

     The undersigned further promises to pay interest on the unpaid principal amount of each Revolving Loan (as such term is defined in the Loan Agreement) as is outstanding under the Loan Agreement, payable at such rates and at such times, as provided in the Loan Agreement. Subject to the provisions of the Loan Agreement with respect to acceleration, prepayment or loan limitations, all unpaid principal with respect to each Revolving Loan, together with accrued interest and all other costs, charges and fees, shall be due and payable in full on the Termination Date for this Note.

     This Note evidences indebtedness incurred under, and is entitled to the benefits of, the Loan Agreement, together with all future amendments, modifications, waivers, supplements and replacements thereof, to which Loan Agreement reference is made for a statement of the terms and provisions under which this Note may be paid prior to it due date or its due date accelerated.

     The Borrower hereby agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses in the event this Note is not paid when due.

     This Note is issued in and shall be governed by the laws of the State of Wisconsin.

     No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.

     All makers, endorsers, sureties, guarantors and other accommodation parties hereby waive presentment for payment, protest and notice of nonpayment and consent, without affecting their liability hereunder, to any and all extensions, renewals, substitutions and alterations of any of the terms of this Note and to the release of or failure by the Bank to exercise any rights against any party liable for or any property securing payment thereof.


                                        SPEEDFAM INTERNATIONAL, INC.


                                        By:
                                           __________________________________
                                           Roger K. Marach, Treasurer and CFO

                                   EXHIBIT B
                                   ---------
                        CONTINUING GUARANTY (Unlimited)

     1. Guarantee. For value received, and to induce Firstar Bank Milwaukee, N.A., a national banking association, and The First National Bank of Chicago, a national banking association, (the "Bank") to extend or continue credit or other financial accommodations now or in the future to SpeedFam International, Inc., an Illinois corporation (the "Borrower"), the undersigned (the "Guarantor") hereby unconditionally guarantees payment of and promises to pay or cause to be paid to the Bank the Obligations (as hereinafter defined), subject to the limitations, if any, set forth in Exhibit A hereto, whether or not the Obligations are valid and enforceable against the Borrower, whenever the Obligations become due, whether on demand, at maturity or by reason of acceleration, or at the time the Borrower or the Guarantor shall become the subject of any bankruptcy or insolvency proceeding.

     As used herein, the term "Obligations" shall mean all loans, drafts, overdrafts, checks, notes and all other debts, liabilities and obligations of every kind owing by the Borrower to the Bank, whether direct or indirect, absolute or contingent, liquidated or unliquidated whether of the same or a different nature and whether existing now or in the future, including interest thereon and all costs, expenses and reasonable attorneys' fees (including fees of inside counsel) paid or incurred by the Bank at any time before or after judgment in attempting to collect any of the foregoing, to realize on any collateral securing any of the foregoing or this Guaranty, and to enforce this Guaranty. The definition of "Obligations" also includes the amount of any payments made to the Bank or another on behalf of the Borrower (including payments resulting from liquidation of collateral) which are recovered from the Bank by a trustee, receiver, creditor or other party pursuant to applicable Federal or state law (the "Surrendered Payments"). In the event that the Bank makes any Surrendered Payments (including pursuant to a negotiated settlement), the Surrendered Payments shall immediately be reinstated as Obligations, regardless of whether the Bank has surrendered or cancelled this Guaranty prior to returning the Surrendered Payments.

     2. Consent to Bank Actions; No Discharge. The Guarantor agrees that the Bank does not have to take any steps whatsoever to realize upon any collateral securing the Obligations, or to proceed against the Borrower or any other guarantor or surety for the Obligations either before or after proceeding against the Guarantor; and the Guarantor waives any claim of marshalling of assets against the Bank or any collateral. The Guarantor also agrees that the Bank may do or refrain from doing any of the following without notice to, or the consent of, the Guarantor, without reducing or discharging the Guarantor's liability under this Guaranty: (i) renew, amend, modify, extend or release any existing or future Obligations (including making additional advances, or changing the amount, time or manner of payment of any Obligations; and make additional extensions of credit to the Borrower (which will become additional Obligations), regardless of when such modifications or additional extensions of credit are made, and regardless of whether they are similar to or different from any other Obligations; (ii) amend supplement and waive compliance with any of the provisions of documents evidencing or related to any of the Obligations;
(iii) settle, modify, release, compromise or subordinate any Obligation, any collateral securing any Obligation or this Guaranty, or the liability of any other party responsible for payment of any Obligation,and (iv) accept partial payments, and apply any payments and all other amounts received from the Borrower, from liquidation of any collateral or from any other guarantor to the Obligations (or any other amounts due to the Bank) in any manner that the Bank elects. The Guarantor also expressly agrees that the Guarantor's liability will not be reduced or discharged by the Bank's failure or delay in perfecting (or to continue perfection of) any security interest, mortgage or other lien on any collateral securing the Obligations or this Guaranty, or to protect the value or condition of any such collateral. THE GUARANTOR SPECIFICALLY ACKNOWLEDGES THAT THIS GUARANTY COVERS ALL EXISTING AND FUTURE OBLIGATIONS OF THE BORROWER TO THE BANK REGARDLESS OF THE AMOUNT OF THOSE OBLIGATIONS; THAT THE BANK CAN MAKE ADDITIONAL EXTENSIONS OF CREDIT TO THE BORROWER WITHOUT NOTIFYING THE GUARANTOR; AND THAT THE BANK CAN COLLECT FROM THE GUARANTOR WITHOUT FIRST TRYING TO COLLECT FROM THE BORROWER OR ANY OTHER GUARANTOR.

     3. Waivers; Deprizio Waiver. The Guarantor expressly waives all rights of setoff and counterclaims, as well as diligence in collection or prosecution, presentment, demand of payment or performance, protest, notice of dishonor, nonpayment or nonperformance of any Obligation. The Guarantor also expressly waives notice of acceptance of this Guaranty, and the right to receive all other notices and demands of any kind relating to the Obligations or this Guaranty. The Guarantor makes the following "Deprizio" waiver. Until the Obligations are discharged and paid in full and all commitments thereunder to lend are terminated, the Guarantor shall not take, by assignment, subrogation or otherwise, any claim or collateral which the Bank might have or obtain against or from the Borrower, and the Guarantor irrevocably waives and releases, in addition to such claims, any claim for unjust enrichment, indemnification, contribution or reimbursement, and any and all other claims against the Borrower, whether by statute or contract, by law or in equity, whether actual or contingent and whether now or hereafter arising, except for claims by the Guarantor against the Borrower, if any, for employee compensation and benefits, for repayment of loans of the Guarantor to the Borrower and for any shareholder claims of the Guarantor against the Borrower. With respect to any claims designated above which the Guarantor is entitled to make against the Borrower, the Guarantor hereby agrees that the Guarantor will not enforce or accept any payments on such claims until Obligations the are paid in full.

     4. Financial Information. The Guarantor warrants that all financial information previously provided to the Bank was accurate when given, and that no material adverse change has occurred in the Guarantor's financial status since such information was given to the Bank. The Guarantor agrees to provide to the Bank from time to time upon request any information regarding the Guarantor's financial condition which the Bank reasonably requests; and without request, the Guarantor will provide annual financial statements in form and content satisfactory to the Bank within 60 days of the end of each year.

     5. Borrower's Financial Condition. The Guarantor warrants and represents to the Bank that (i) the Guarantor is sufficiently knowledgeable and experienced in financial and business matters to evaluate and understand the risks assumed in connection with the execution of this Guaranty; (ii) the Guarantor has had the opportunity to examine the records, reports, financial statements, and other information relating to the financial condition of the Borrower; (iii) the Guarantor has relied solely upon investigations of the Borrower's financial condition conducted by the Guarantor or the Guarantor's authorized representative in deciding to execute this Guaranty; and (iv) the Guarantor, or its authorized representative, shall continue to independently review, monitor and investigate the financial condition of the Borrower while this Guaranty is in effect. THE GUARANTOR SPECIFICALLY RELIEVES THE BANK OF ANY DUTY, OBLIGATION OR RESPONSIBILITY OF ANY NATURE WHATSOEVER TO ADVISE THE GUARANTOR OF ANY CHANGE IN THE BORROWER'S FINANCIAL CONDITION.

                                   EXHIBIT A
                                   ---------

Anything herein or in any other document, instrument or agreement executed and delivered in connection herewith to the contrary notwithstanding, the maximum liability of the undersigned ("Guarantor") as at any date of determination thereof shall in no event exceed the Guarantor's Maximum Guaranteed Amount as determined at the earliest of the date of the commencement of a case under Title 11 of the United States Code in which the Guarantor is a debtor and the date enforcement hereunder is sought (the "Determination Date"). For the purposes of this paragraph, "Maximum Guaranteed Amount" shall mean the greater of (i) the aggregate amount of the Obligations to the extent the proceeds thereof are used to make a Valuable Transfer to the Guarantor and (ii) the greater of (A) ninety-five percent (95%) of the Adjusted Net Worth of the Guarantor at the Determination Date or (B) ninety-five percent (95%) of the Adjusted Net Worth of the Guarantor at the date of making of the Revolving Loans before giving effect to such Revolving Loans. For the purpose of this paragraph, "Valuable Transfer: shall mean (i) all loans, advances or capital contributions made by the Borrower or any of its Subsidiaries to the Guarantor after the date hereof; (ii) all debt securities or other obligations of the Guarantor retired by the Guarantor with proceeds of the Obligations; (iii) the fair market value of all property acquired with proceeds of the Obligations and transferred, absolutely and not as collateral, to the Guarantor; (iv) all debt or equity securities of the Guarantor acquired from the Guarantor with proceeds of the Obligations; and (v) the value of any quantifiable economic benefits not included in clauses (i) through (iv), above, but includable in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, accruing to the Guarantor as a result of Indebtedness. For purposes of this paragraph, "Adjusted Net Worth" shall mean the excess of (i) the amount of the "present fair salable value" of the assets of the Guarantor as of the date of determination, over (ii) the amount of all "liabilities of such Guarantor, contingent or otherwise," as of the date of determination, as such quoted terms are determined in accordance with relevant federal and state laws governing determinations of the insolvency of debtors (including the laws of fraudulent conveyances). In determining the liabilities of the Guarantor pursuant to clause
(ii) of the preceding sentence, such liabilities shall include the amount of the obligations guaranteed by the Guarantor only to the extent the Guarantor might reasonably be expected to pay such obligations.

                                  EXHIBIT C
                                  ---------


                                April 15, 1996


Firstar Bank Milwaukee, N.A.
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

The First National Bank of Chicago
One First National Plaza
Chicago, Illinois 60670

     Re:  SPEEDFAM INTERNATIONAL, INC. (THE "BORROWER")
          ---------------------------------------------

Gentlemen:

     We have acted as counsel to the Borrower and the Corporate Guarantor identified below in connection with the negotiation, preparation, execution and delivery of the following documents (collectively, the "Loan Documents") in connection with a Revolving Credit Agreement dated as of April 15, 1996 (the "Revolving Credit Agreement"), between Borrower, The First National Bank of Chicago ("First Chicago") and Firstar Bank Milwaukee, N.A. in its capacity as lender and agent:

     (a) The Revolving Credit Agreement, including all Exhibits and Schedules thereto;

     (b)  The Revolving Credit Notes; and

     (c)  The Guaranty.

     The capitalized terms used herein, which are defined in the Revolving Credit Agreement, shall have the meanings referred to or specified therein. Firstar and First Chicago are collectively referred to hereinafter as the "Banks".

     In rendering the opinions hereinafter expressed, we have relied on such certificates of governmental officials and such other certificates with respect to factual matters as we have deemed necessary. In examining the documents listed above, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us as specimen, certified or reproduced copies. In addition, we have assumed that all parties to such documents have properly executed and delivered such documents, that all such parties (other than the Borrower and SpeedFam Corporation [the "Corporate Guarantor"], as to which our opinion is rendered below) have full power and authority to execute, deliver and perform the obligations set forth in such documents and that such

Firstar Bank Milwaukee, N.A.
The First National Bank of Chicago
Page 2
April 15, 1996


documents constitute the legal, valid and binding obligation of such parties (other than the Borrower and the Corporate Guarantor as to which our opinion is rendered below) and are enforceable to accordance with their respective terms.

     Based upon the foregoing assumptions and our examination of the documents referred to above and such matters of law as we have deemed necessary, and subject to the qualifications hereinafter set forth, we are of the opinion that:

     1. The Borrower is a corporation duly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority, corporate or otherwise, to conduct its business and to own its properties.

     2. The Corporate Guarantor is a corporation duly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority, corporate or otherwise, to conduct its business and to own its properties.

     3. The Loan Documents, to which the Borrower and the Corporate Guarantor are parties, have been duly executed and delivered by the Borrower and the Corporate Guarantor, respectively, do not conflict with either the By-Laws or Articles of Incorporation of the Borrower or the Corporate Guarantor, respectively, constitute the legal, valid and binding obligations of the Borrower and the Corporate Guarantor, respectively, and are enforceable in accordance with their terms (a) except as enforcement of such terms may be limited by moratorium, liquidation, readjustment of debt or similar laws affecting the enforcement of creditors' rights generally, (b) except as to the effect of the "Deprizio" waiver (as distinguished from the enforceability of such waiver) given under the Guaranty by the Corporate Guarantor and (c) except as the availability of equitable remedies may be limited by equitable principles of general applicability.

     4. The execution, delivery and performance of the Loan Documents will not, to the best of our knowledge, conflict with, or result in the breach of, the provisions of, or constitute a default under, the terms of any indenture, loan instrument in respect of indebtedness for money borrowed to which the Borrower or the Corporate Guarantor, or either of them, or any property owned by them may be bound or result in the creation or imposition of any lien, security interest or other charge or encumbrance pursuant to any such indenture, agreement or instrument.

     5. The execution, delivery and performance of the Loan Documents will not, to the best of our knowledge, violate any provision of any statute, regulation, rule,

Firstar Bank Milwaukee, N.A.
The First National Bank of Chicago
Page 3
April 15, 1996


          order or other legal requirement applicable to or for the benefit of the Borrower or the Corporate Guarantor, or any of them.

     6. To the best of our knowledge, neither the Borrower nor the Corporate Guarantor is a party to or threatened with any litigation or administrative proceeding (i) which relates to the execution, delivery or performance of the Loan Documents, or (ii) which would, if adversely determined, cause any material adverse change in the property, financial condition or business operations of the Borrower or the Corporate Guarantor.

     7. To the best of our knowledge, no authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required on or prior to the date hereof to be obtained or made by the Borrower or by the Corporate Guarantor for the due execution, delivery and performance by either of them, of the Loan Documents, or any of the documents required thereunder or in connection therewith, except (a) such as have been duly obtained or made and are in full force and effect and (b) such filings and other actions as may be required to perfect any lien or security interest which any such agreement purports to create.

     8. The loans made to the Borrower pursuant to the Revolving Credit Notes are not usurious under Illinois law without giving effect to principles of conflicts of laws.

     The opinions of our law firm set forth herein are limited exclusively to the laws of the State of Illinois and the United States of America.

     The opinions of our law firm set forth herein are delivered to you pursuant to the terms of Section 4.1(d) of the Revolving Credit Agreement and may not be relied upon by any other person or used for any other purpose without our prior written consent.


                                Very truly yours,

                                CHAPMAN AND CUTLER



                                By
                                   ------------------------------
                                   David S. Crossett, a Partner

DSC:jbm

                                  SCHEDULE 1
                                  ----------

                            [INTENTIONALLY OMITTED]

                                  SCHEDULE 2

                     SUBSIDIARIES, SECURITIES DISCLOSURES


Subsidiaries of SpeedFam International, Inc.:
     SpeedFam Corporation (USA)
     SpeedFam Limited (UK)
     SpeedFam GmbH (Germany)
     SpeedFam Sales, Inc. (Virgin Islands)

     Companies in which SpeedFam International, Inc. owns directly or indirectly more than 1% of total outstanding shares of any class of capital stock:

     SpeedFam Co Ltd. (Japan)
          Met-Coil Ltd. (Japan)
          SpeedFam Clean System (Japan)
          SpeedFam Inc. (Taiwan)
          Saku Seki (Japan)
          SpeedFam India Pvt Ltd. (India)
          SpeedFam Korea Limited
          SpeedFam Singapore
          SpeedFam Thailand Co. Ltd. (Thailand)

     Fujimi Corporation (US)

     Outstanding options or other rights to subscribe for the purchase from SpeedFam International, Inc. of capital stock therein:

     SpeedFam International, Inc. has granted options to purchase its stock under the SpeedFam International, Inc. 1991 Employee Incentive Stock Option Plan and the SpeedFam International, Inc. 1995 Stock Plan for Employees and Directors.

     SpeedFam International, Inc. offers its stock for purchase to its employees under the SpeedFam International Inc. Employee Stock Purchase Plan.

                                  SCHEDULE 3

                                  REAL ESTATE


SpeedFam International, Inc. owns the following real estate:

          Lots 12, 13, 14, 15 and 22 in the Chandler Technology Center, Chandler, Arizona

SpeedFam Corporation owns the following real estate:

          509 North Third Avenue
          Chicago, Illinois

                                  SCHEDULE 4

                           LIENS AND CAPITAL LEASES

1.   UCC Liens

     A.   Illinois Secretary of State

              Secured Party                       Financing Statement No.
              -------------                       -----------------------
NBD Equipment Finance                                   3016852

NBD Equipment Finance                                   2974044

Bank One LaGrange                                       3001728

Bank One LaGrange                                       3016811

Firstar Bank Milwaukee, N.A., NBD Bank                  3098032
and Firstar Bank Milwaukee, N.A., As Agent

Vanguard Financial Service Corp.                        3181543

Vanguard Financial Service Corp.                        2882519

The CIT Group *                                         3242648

AT&T Capital Corp.                                      3267956

NBD Bank, N.A.                                          3280646

Firstar Bank, N.A.                                      2631870

Vanguard Financial Leasing Corp.                        3304736

Pitney Bowes Credit Corp.                               2925165

Copelco Capital                                         3450194

The CIT Group/Equipment Financing, Inc.                 3358143

     * - Capital Lease


     B.   California Secretary of State

              Secured Party                       Financing Statement No.
              -------------                       -----------------------
First Wisconsin National Bank of Milwaukee              92074776

Firstar Bank Milwaukee, N.A., NBD Bank                  93055375
and Firstar Bank Milwaukee, N.A. as Agent

     C.   Arizona Secretary of State

              Secured Party                       Financing Statement No.
              -------------                       -----------------------
ABI-Master Lease, Ltd.                                    571352

Firstar Bank Milwaukee, N.A., NBD Bank                    737352
and Firstar Bank Milwaukee, N.A., as Agent

The CIT Group*                                            781807

NBD Equipment Finance                                     708583

Firstar Bank Milwaukee, N.A.                              596626

Advanced Copy Systems, Inc.                               853589

The CIT Group                                             816702

TIE National Leasing Corporation                          831214

     D.   Cook County, Illinois

              Secured Party                       Financing Statement No.
              -------------                       -----------------------

Firstar Bank Milwaukee, N.A.                            93 U 04425

     E.   Texas Secretary of State

              Secured Party                       Financing Statement No.
              -------------                       -----------------------
Firstar Bank Milwaukee, N.A., NBD Bank
and Firstar Bank Milwaukee, N.A., as agent
                                                         94-221004

2.   Mortgages - Cook County, Illinois

Secured Party                                          Document No.
- -------------                                          ------------
Firstar Bank Milwaukee, N.A.                             93227823

                             REVOLVING CREDIT NOTE
                             ---------------------


$9,000,000                                                Milwaukee, Wisconsin

Revolving Loans
Due: April 14, 1999                                             April 15, 1996


     FOR VALUE RECEIVED, SPEEDFAM INTERNATIONAL, INC. (f/k/a FamTec International, Inc.), an Illinois corporation (the "Borrower"), promises to pay to the order of THE FIRST NATIONAL BANK OF CHICAGO (the "Bank") at its main office in Chicago, Illinois or at such other place as the holder hereof may from time to time in writing designate, in lawful money of the United States of America, the principal sum of Nine Million Dollars ($9,000,000.00), or so much thereof as has been advanced and remains outstanding pursuant to Section 2.1 of the Revolving Credit Agreement by and among the Borrower, the Bank, Firstar Bank Milwaukee, N.A., in its capacity as lender and agent, dated as of the date hereof (the "Loan Agreement"), together with accrued interest and all other costs, charges and fees due thereunder.

     The undersigned further promises to pay interest on the unpaid principal amount of each Revolving Loan (as such term is defined in the Loan Agreement) as is outstanding under the Loan Agreement, payable at such rates and at such times, as provided in the Loan Agreement. Subject to the provisions of the Loan Agreement with respect to acceleration, prepayment or loan limitations, all unpaid principal with respect to each Revolving Loan, together with accrued interest and all other costs, charges and fees, shall be due and payable in full on the Termination Date for this Note.

     This Note evidences indebtedness incurred under, and is entitled to the benefits of, the Loan Agreement, together with all future amendments, modifications, waivers, supplements and replacements thereof, to which Loan Agreement reference is made for a statement of the terms and provisions under which this Note may be paid prior to its due date or its due date accelerated.

     The Borrower hereby agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses in the event this Note is not paid when due.

     This Note is issued in and shall be governed by the laws of the State of Wisconsin.

     No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.

     All makers, endorsers, sureties, guarantors and other accommodation parties hereby waive presentment for payment, protest and notice of nonpayment and consent, without affecting their liability hereunder, to any and all extensions, renewals, substitutions and alterations of any of the terms of this Note and to the release of or failure by the Bank to exercise any rights against any party liable for or any property securing payment thereof.




                                  SPEEDFAM INTERNATIONAL, INC.


                                  By: /s/ Roger K. Marach
                                      ----------------------------------
                                      Roger K. Marach, Treasurer and CFO

                             REVOLVING CREDIT NOTE
                             _____________________

$13,500,000                                             Milwaukee, Wisconsin

Revolving Loans
Due:  April 14, 1999                                          April 15, 1996


     FOR VALUE RECEIVED, SPEEDFAM INTERNATIONAL, INC. (f/k/a FamTec International, Inc.), an Illinois corporation (the "Borrower"), promises to pay to the order of FIRSTAR BANK MILWAUKEE, N.A. (the "Bank") at its main office in Milwaukee, Wisconsin or at such other place as the holder hereof may from time to time in writing designate, in lawful money of the United States of America, the principal sum of Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00), or so much thereof as has been advanced and remains outstanding pursuant to Section 2.1 of the Revolving Credit Agreement by and among the Borrower, the Bank, in its capacity as lender and as agent, and The First National Bank of Chicago, dated as of the date hereof (the "Loan Agreement"), together with accrued interest and all other costs, charges and fees due thereunder.

     The undersigned further promises to pay interest on the unpaid principal amount of each Revolving Loan (as such term is defined in the Loan Agreement) as is outstanding under the Loan Agreement, payable at such rates and at such times, as provided in the Loan Agreement. Subject to the provisions of the Loan Agreement with respect to acceleration, prepayment or loan limitations, all unpaid principal with respect to each Revolving Loan, together with accrued interest and all other costs, charges and fees, shall be due and payable in full on the Termination Date for this Note.

     This Note evidences indebtedness incurred under, and is entitled to the benefits of, the Loan Agreement, together with all future amendments, modifications, waivers, supplements and replacements thereof, to which Loan Agreement reference is made for a statement of the terms and provisions under which this Note may be paid prior to its due date or its due date accelerated.

     The Borrower hereby agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses in the event this Note is not paid when due.

     This Note is issued in and shall be governed by the laws of the State of Wisconsin.

     No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.

     All makers, endorsers, sureties, guarantors and other accommodation parties hereby waiver presentment for payment, protest liability hereunder, to any and all extensions, renewals, substitutions and alternations of any of the terms of this Note and to the release of or failure by the Bank to exercise any rights against any party liable for or any property securing payment thereof.


                                        SPEEDFAM INTERNATIONAL, INC.

                                        By: /s/ Roger K. Marach
                                           ----------------------------------
                                           Roger K. Marach, Treasurer and CFO